SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
AMENDMENT NO. 2
Under the Securities Act of 1933
Commission file number: 333-47876

SYNERGY TECHNOLOGIES CORPORATION
(Name of small business issuer in its charter)

COLORADO (State or other jurisdiction of incorporation or organization)	84-1379164 (I.R.S. Employer Identification No.)

335-25 STREET, S.E.,
CALGARY, ALBERTA, CANADA T2A 7H8
Telephone: (403) 269-2274
Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

W. SCOTT LAWLER, ESQ.
GENERAL COUNSEL
SYNERGY TECHNOLOGIES CORPORATION
335-25TH STREET S.E.
CALGARY, ALBERTA T2A 7H8
403) 269-2274
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") other than securities offered only in connection with dividend or reinvestment plans, check the following box. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be Registered	Proposed Offering Price	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.002USD par value[1]	963,000	$2.00USD	$ 1,926,000USD	$ 508.46USD
Common Stock, $0.002USD par value[2]	750,000	$2.00USD	$ 1,500,000USD	$ 396.00USD
Common Stock, $0.002USD par value [3]	789,666	$2.00USD	$ 1,579,332USD	$ 416.94USD
Common Stock $0.002USD par value[4]	1,669,332	$2.00USD	$ 3,338,664USD	$ 881.41USD

1. Represents common stock to be registered on behalf of selling security holders.

2. Represents common stock to be registered issuable upon conversion of convertible promissory notes issued to some of the selling security holders.

3. Represents common stock to be registered issuable upon exercise of warrants issued to some of the selling security holders. See "Selling Security Holders."

4. Represents common stock to be registered underlying warrants that are issuable upon conversion of promissory notes and the exercise of other existing warrants.

The information in the preliminary prospectus is not complete and may be changed. The selling security holders may not sell these securities nor may offers to buy be accepted prior to the time the Registration Statement filed with the SEC becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 26, 2001

SYNERGY TECHNOLOGIES CORPORATION

963,000 common shares are being registered on behalf of selling security holders
750,000 common shares underlying convertible promissory notes are being registered on behalf of selling security holders

789,666 common shares underlying existing warrants are being registered on behalf of some of selling security holders

1,669,332 common shares underlying warrants are being registered to be issued upon conversion of convertible promissory notes and exercise of other existing warrants

We will not receive any cash or other proceeds in connection with the sale of shares of common stock offered by the selling security holders. The selling security holders may sell the shares as detailed in the section entitled "Plan of Distribution".

Our common stock is quoted on the OTC/BB under the symbol "OILS".

You should consider the risk factors we describe starting on Page 7 before Investing in our common stock.

Neither the SEC nor any State Securities Commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT SYNERGY TECHNOLOGIES CORPORATION
THE OFFERING
FORWARD LOOKING STATEMENTS
RISK FACTORS
RISKS RELATING TO OUR BUSINESS
RISKS RELATED TO OUR TECHNOLOGIES
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INTERESTS OF NAMED EXPERTS & COUNSEL
DESCRIPTION OF BUSINESS
DESCRIPTIONS OF PROPERTIES
REPORTS TO SECURITY HOLDERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
RELATED PARTY TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
FINANCIAL STATEMENTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
UNDERTAKINGS
SIGNATURES
INDEX OF EXHIBITS FILED HEREWITH

PROSPECTUS SUMMARY

The following summary contains material information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to. All references to dollar amounts are in U.S. dollars unless otherwise indicated.

ABOUT SYNERGY TECHNOLOGIES CORPORATION

Synergy Technologies Corporation is developing and commercializing two proprietary and patented processes that it hopes will change the way the world develops oil and gas. Synergy is presently a development stage company with no revenues and substantial debt. Our technologies have not yet been proven to be commercially viable. However, Synergy intends petrochemical applications of its "Syngen" process to be commercially available in less than one year. Synergy also expects to commence in the year 2001 detailed engineering of a commercial heavy oil upgrading plant based on its other technology. There are no guarantees that Synergy will be able to achieve commercial viability of either technology in this time frame or that commercial viability will ever be achieved. (See "DESCRIPTION OF BUSINESS" for an explanation of our technologies and the stage of development of each.)

Synergy's first technology, which known as a "gas-to-liquids" ("GTL") system, is a two step process which converts natural gas into diesel fuel and other fuels. The first step of Synergy's GTL system coverts the natural gas into synthetic gas. Production of synthesis gas by the SynGen process then leads to the production of super-clean, low emission synthetic fuels. The types of synthetic fuels that are produced are diesel, jet fuel and naphtha. Synergy believes the cost savings of its GTL system creates an attractive option to other commercial applications. The market for GTL products is expected to increase during the next 2-3 years due to legislation limiting emissions. See "DESCRIPTION OF BUSINESS Technologies" for a more detailed description of how our technologies work.

The SynGen process can also be used to produce hydrogen and other gases for use in the petrochemical industry. Moreover, the SynGen process is expected to have applications in the fuel cell industry by producing hydrogen rich fuel for fuel cells.

Synergy's other technology, referred to as the heavy oil upgrading technology, is expected to significantly reduce the costs of upgrading heavy crude oil. The cost savings, which is estimated to be between 50% and 70% of the total cost of competing technolgies or processes, will be derived from reduced capital cost for building an upgrading facility using a process that is far less complex than current competing technologies. It is also based on the fact that upgraded oil is light enough to be transported in conventional pipelines. This avoids the costs of dilution product or thermal viscosity reduction. Also, the heavy oil upgrading technology creates more valuable liquids containing large amounts of gasoline, jet fuel and diesel, which are more profitable and easier to refine.

Synergy is working toward the commercialization of both of these technologies and presently has two operating pilot plants: (1) a one-half barrel per day heavy oil upgrader; and (2) a SynGen reactor for the conversion of natural gas into synthetic gas. Results from testing of the heavy oil upgrader indicate that the next stage of development will be the construction of a commercial CPJ unit. We are completing field trials on our SynGen reactor which we expect will lead to commercialization of the SynGen process. We will be required to raise substantial capital for the next stage of development of these two proprietary technologies. There can be no assurance that we will be able to raise the required funds.

Synergy's principal executive offices are located at 335-25th Street S.E., Calgary, Alberta T2A 7H8 and the telephone number at that location is (403) 269-2274. As used in this prospectus, the terms "we", "us" and "our", mean Synergy Technologies Corporation, a Colorado corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

THE OFFERING

Resales by Selling Security Holders

We are registering 4,171,998 common shares on behalf of selling security holders which is made up of the following: 963,000 outstanding shares; 789,666 shares underlying existing warrants; 750,000 shares to be issued upon conversion of convertible promissory notes; 1,669,332 shares underlying warrants to be issued upon conversion of convertible promissory notes and the exercise of other existing warrants. We will not receive any cash or other proceeds from the selling security holders' sale of their common shares. We are not selling any common shares on behalf of selling security holders. We have no control or affect on these selling security holders. See "SELLING SECURITY HOLDERS" for more details regarding who the selling security holders are, the securities held by such persons or entities and the relationships that any of them may have with Synergy.

Common Shares Currently Outstanding	29,541,164
Common Shares to be Registered for Resale by Selling Security Holders	4,171,998(including 3,208,998 shares underlying convertible promissory notes and warrants)
Percent of Outstanding Common Shares Offered by Selling Security Holders (excluding shares underlying convertible notes and warrants)	3.3%
Market For Common Stock	Synergy's common stock trades on the OTC/BB under the ticker symbol "OILS".
Transfer Agent	Our transfer agent is: Holladay Stock Transfer, Inc. 2939 North 67 Place Scottsdale, AZ 85251

FORWARD LOOKING STATEMENTS

This registration statement includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, the prospectus supplement, any pricing supplement and our other filings with the SEC.

These risks and uncertainties could cause actual results or events to differ materially from anticipated or historical results. You can identify forward-looking statements by our use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "may," "plan," "predict," "project," "should" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

The following is a summary of the material risks relating to our projects. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATING TO OUR BUSINESS

The Registrant's Business

Synergy intends to develop and commercialize two patented technologies that it hopes will change the way the world develops oil and gas. Synergy's present operations are limited to this development work. Synergy is relying on the potential success of either of its technologies to be able to earn revenues and net profits. There can be no assurance that management will be able to achieve these goals. At the present time, neither of the technology's commercial applications have been proven. Moreover, the construction of commercial units is a significant capital expenditure. If either of the technologies do become commercially viable, our financial well-being may still be in question. This is because we cannot at this time be assured of the amount or quantity of licences, royalties or other revenues that may be earned from either of our technologies. We have no revenues to date and total debt in the amount of $3,447,702, as of September 30, 2000. There can be no assurance that without further funds being raised, Synergy will be able to continue as an operating company or that it will ever achieve commercial applications for its technologies. If neither of its technologies prove to be commercially viable, Synergy will likely cease to be a going concern.

Requirement for Additional Qualified Personnel

While we have employees and advisors who have experience in the industries which we expect to target, we may not have sufficient qualified employees to achieve our goals at this time. This could delay our market penetration and profitability. To address these risks, we must, among other things, attract, retain and motivate the personnel we presently have and seek to add additional qualified personnel. We have no assurance that we will be able to meet the challenge of attracting the required experienced personnel to operate our businesses.

Lack of Recent Profits from Operations

We have incurred losses and anticipate continued losses in the future. As of September 30, 2000, we had an accumulated deficit of $7,579,318USD. We have not yet achieved profitability and expect to continue to incur net losses until we recognize sufficient revenues from our technologies whether by licensing, royalties, plant operations or direct sales. We can give no assurance that we will achieve or sustain profitability.

Capital Requirements

We will require additional capital and there is no assurance that additional capital will be available on terms acceptable to us. We intend to draw upon the resources of potential joint venture partners, government funding, project financings, and equity offerings to meet the costs of building and operating during fiscal year 2000 a commercial facility utilizing the heavy oil upgrading technology which we call "CPJ" (see "DESCRIPTION OF PROPERTY"). We will continue to develop commercial applications of our SynGen technology, which will also require additional capital. There is no assurance that we will be able to get the required capital from these potential joint venture partners and the inability to raise the required capital would mean that we would not be able to continue as a going concern.

Public Market

Our common stock is quoted on the OTC/BB. Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Although our common stock is quoted on the OTC/BB, it may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00USD (other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transactions in these securities). The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level or risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's account for transactions in penny stocks except for established customers and accredited investors (generally institutions with assets in excess of $5,000,000USD or individuals with a net worth in excess of $1,000,000USD or annual income of $200,000USD or $300,000USD jointly with their spouse). Consequently, the shares are subject to the penny stock rules, and these disclosure requirements may have an adverse effect on the ability of broker-dealers to sell the shares and may affect the ability of investors in this offering to sell the shares and otherwise affect the trading market of the shares. Accordingly, prospective investors may be unable to liquidate an investment in shares and should be prepared to bear the economic risk of their investment for an indefinite period and be able to withstand a total loss of their investment.

Control by Principal Shareholder and Executive Management

The principal shareholder of our common stock, Laxarco Holding Limited, owns an aggregate of 13,000,000 shares of common stock of Synergy. Laxarco Holding will, therefore, be able to effectively control all matters requiring shareholder approval, including amendments to Synergy's Articles of Incorporation, mergers, share exchanges, the sale of all or substantially all of Synergy's assets, and other fundamental transactions. This means that possibly any purchaser of shares from this offering would not have the ability to have an effective vote regarding the members of the Board of Directors and thus no input on decisions reached by the Board or effect the matters requiring shareholders approval.

Relationships of Management

Some of the officers and directors of Synergy are officers and directors of our affiliates and/or officers and directors of other corporate entities, which are not affiliates of Synergy. These affiliates or non-affiliates may be involved in business enterprises similar to those conducted by Synergy. This could create a conflict of interest for some of our officers and directors.

RISKS RELATED TO OUR TECHNOLOGIES

Technology Not Yet Commercial

It has not been commercially proven that either Synergy's gas-to-liquids technology nor its heavy oil upgrading technology will be commercially exploitable. We might not successfully commercialize our technologies, and commercial scale gas-to-liquids plants and heavy oil upgrading plants based on the Synergy technologies may never be successfully constructed or operated. There is no certainty that the technologies will be commercially proven or that, if so proven, they will be successfully marketed. Even if either of our technologies are proven commercially exploitable and marketable, there can be no guarantee that either will be marketed successfully prior to the introduction of similar technologies by competing companies nor is there any guarantee we will obtain sufficient market share to ensure profitable exploitation of the technologies.

Competition

The gas-to-liquids industry in which Synergy operates is still evolving but will become highly competitive. Some of the largest competitors are major oil and gas companies and thus are substantially larger and better capitalized than Synergy. Because of these resources, these companies may be better able than Synergy to obtain customers and pursue new business opportunities.

The heavy oil upgrading industry in which Synergy also operates is similarly competitive and the same challenges of larger and better capitalized companies with better ability to obtain customers and pursue new business opportunities.

Protection of Intellectual Property

Our ability to protect our intellectual property rights involves many complexities and uncertainties, and commercialization of our technologies could give rise to claims that our technologies infringe upon the rights of others. Our success depends on our ability to protect our intellectual property rights, which involves complex legal, scientific and factual questions and uncertainties. We rely on a combination of patents, trade secret laws and contractual restrictions to protect our proprietary rights. We cannot assure you that additional patents will be granted, or that our existing patents might not provide us with commercial benefit or might not be infringed upon, invalidated or circumvented by others. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, are often difficult to predict and vary significantly from country to country. Our licensors or we may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for our technologies. Our confidentiality agreements are designed to protect our trade secrets, but could be breached and we might not have adequate remedies for the breach. In addition, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.

Infringement on Other Technologies

Commercialization of our technologies may give rise to claims that our technologies infringe upon the patents or other proprietary rights of others. Although it is our policy to regularly review patents that may have applicability in the industries in which our technologies are applicable to, we may not become aware of these patents or rights until after we have made a substantial investment in the development and commercialization of those technologies. Legal actions could be brought against us, our partners or licensees, claiming damages and seeking an injunction that would prevent us, our partners or licensees, from testing, marketing or commercializing the affected technologies. Major energy companies seeking to gain a competitive advantage may have an interest in bringing one of these actions. If an infringement action was successful, in addition to potential liability for damages, our partners, our licensees or we could be required to obtain a license in order to continue to test, market or commercialize the affected technologies. Any required license might not be made available or, if available, might not be available on acceptable terms, and we could be prevented entirely from testing, marketing or commercializing the affected technology. We may have to expend substantial resources in litigation, either in enforcing our patents, defending against the infringement claims of others, or both. Many possible claimants, like the energy companies that have or may be developing proprietary gas-to-liquids or heavy oil upgrading technologies competitive with the Synergy technologies, have significantly more resources to spend on litigation. We can give no assurance that third parties will not claim infringement by us with respect to past, present or future gas-to-liquids or heavy oil upgrading technologies. In any potential intellectual property dispute involving us, our licensees or partners could also become the target of litigation.

Potential Liability to Licensees and Partners

We could have potential indemnification liabilities to licensees or partners relating to the operation of gas-to-liquids plants or heavy oil upgrading plants based on the Synergy technologies or intellectual property disputes.

Early Stages of Development

Both of our technologies and a number of improvements to the gas-to-liquids and heavy oil upgrading technologies are in various early stages of development. These improvements will require substantial additional investment, development and testing prior to their commercialization. We might not be successful in developing these improvements and, if developed, they may not be capable of being utilized on a commercial basis. If improvements to the Synergy technologies currently under development do not become commercially viable on a timely basis, the total potential market for gas-to-liquids and heavy o il upgrading plants that could be built by us and our partners could be significantly limited.

Economics Based On Favorable Operating Conditions

The economic application of the Synergy technologies depends on favorable plant operating conditions. Among the operating conditions that impact gas-to-liquids and heavy oil upgrading plant economics are the site location, infrastructure, weather conditions, the size of the equipment, the quality of the feedstock, the type of plant products and the market for products. If a gas-to-liquids plant or a heavy oil upgrading plant is located in an area that requires the construction of substantial infrastructure, plant economics could be adversely affected.

Industry Rejection of Technologies

Industry rejection of our technologies would make the construction of gas-to-liquids and heavy oil upgrading plants based on the Synergy technologies more difficult or impossible and adversely affect our ability to receive future license fees. Demand and industry acceptance of our gas-to-liquids and heavy oil upgrading technologies is subject to a high level of uncertainty. Any partnership with a high profile industry partner that did not achieve success or any commercial plant based on the gas-to-liquids or heavy oil upgrading technologies which did not achieve success could adversely affect other industry partners perception of the Synergy technologies. In addition, some oil companies may be motivated to seek to prevent industry acceptance of gas-to-liquids technology based on their belief that widespread adoption of gas-to-liquids technology might negatively impact their competitive position.

Market Risks

Any time a new product is introduced into a market, such as the patented or patent pending technologies discussed herein, there is a substantial risk that sales will not meet expectations or even cover the cost of operations. General market conditions might dictate that sales will be slow or even non-existent, and/or the product itself might not fit the needs of buyers enough to induce sales. There is no way to predict the volume of sales that will occur or even if sales will be sufficient to support our future operations. Numerous external factors that are beyond our control may affect the appeal of the products offered and developed. These factors include consumer demand, market fluctuations, the proximity and capacity of suppliers and government regulations, including regulations relating to prices, taxes, and royalties, importing and exporting of products and environmental controls. The exact effect of these factors cannot be accurately predicted, but it is possible they will result in us not receiving an adequate return on our invested capital.

Operations Subject to Environmental Regulations

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. In order to proceed with the development of one or both of our technologies it may be necessary to obtain permits or to post bonds with notices to several governmental agencies including the applicable environmental agency. In certain areas defined as sensitive areas, the environmental agency requires special work permits. These licenses, bonds and special work permits may require additional capital from Synergy. The amounts required will vary and cannot be determined at this time. We do not foresee the potential requirement of any licenses, permits or bonds as a hindrance to our general operations or the development of the two technologies.

Marketability of Oil and Gas Affected by Many External Factors

As the greater portion of our projected revenue stream will depend on royalty revenues obtained from the processing of oil and gas, it is necessary to note that in general the marketability of oil and gas can be affected by numerous external factors beyond the our control and/or the control of our customers. These factors include market fluctuations, the world price of oil, the supply and demand for gas, the deregulation of gas prices, the proximity to and capacity of oil and gas pipelines and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, allowable production, the import and export of oil and gas and environmental protection. The effect of these factors on our projected cash flows cannot be accurately predicted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you access over the Internet at http://www.sec.gov.; most of this information can also be accessed from our web page at http://www.synergytechnologies.com.

USE OF PROCEEDS

The securities of the selling security holders offered pursuant to this registration statement and prospectus are for the benefit of the selling security holders. We are not selling common stock on behalf of the selling security holders and have no control or effect on the 963,000 common shares, the 750,000 shares issuable upon conversion of the convertible promissory notes, 789,666 shares issuable upon exercise of the existing warrants or 1,669,332 warrants issuable upon conversion of the convertible promissory notes and the exercise of other existing warrants. Therefore, we will not share in or receive any part of the proceeds realized on the sale of any of the selling security holders' shares offered. Any proceeds received by us for the exercise of the warrants shall be utilized for general working capital requirements.

DETERMINATION OF OFFERING PRICE

The offering price will be determined by the prevailing market price at the time of the sales by the selling security holders.

SELLING SECURITY HOLDERS

We will receive no portion of the proceeds from the sale of the shares by the selling security holders and will pay some of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the holders' shares will be paid by the selling security holders.

We are not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their shares to their respective outstanding shareholders or partners. We are not aware of any plans, arrangements or understanding by any selling security holders to sell their shares to any particular individual(s) or to use their shares to satisfy contractual obligations.

To the best of our knowledge, the only selling security holders that are either broker-dealers or affiliates of broker-dealers are:

Ken Kramer
Belle Haven Investments L.P.
Richard Dunseith
Stephen Leong

This offering by selling security holders will remain outstanding until all the holders' shares are sold or until terminated by the selling security holders. On behalf of the selling security holders, we are registering 963,000 common shares currently outstanding and 847,666 shares underlying existing warrants. We are also registering the common shares underlying units to be issued upon conversion of convertible promissory notes held by some selling security holders. Commencing in May 2000, Synergy issued and sold $2,250,000USD of convertible promissory notes (the "notes"). The notes are convertible into units at the rate of $3.00USD per unit. Each unit is comprised of :(a) one share of common stock; (b) a warrant to purchase one share for $4.00USD; and (c) a warrant to purchase one share for $8.00USD. We are registering all 750,000 of the shares issuable upon conversion of the notes and all 1,500,000 shares issuable upon exercise of the warrants that would be issued on conversion of the notes. In connection with the offering of the notes, we issued warrants to purchase a total of 84,666 units, which are duplicates of the units into which the notes are convertible at an exercise price of $3.00USD per share. These warrants were issued as a commission to those companies and individuals that assisted in the placement of the notes. The amount of shares owned prior to the offering and offered by the selling security holders under this prospectus is based on the conversion of all the notes held by each applicable selling security holders, the exercise of each of the selling security holder's warrants issuable upon conversion of all the notes and the exercise of any other warrants or options held by each of the selling security holders that may be exercised in the next sixty days. The amount and percentage owned after the offering assumes the issuance of all shares issuable as a result of the exercise of each of the above-described options and warrants and sale of all of the common shares being registered on behalf of the selling security holders.

Following is a list of selling security holders whose shares are being registered and offered by this registration statement, which list includes each selling security holders name, any position or natural relationship with Synergy or any of its predecessors or affiliates during the past three years, the amount of securities owned by each selling security holder prior to the offering, the amount to be offered for the selling security holders account and the amount and percentage (if more than 1%) of the class to be owned after the offering is complete.
Name	Position/Relationship to Synergy (last 3 years)	# of Shares owned prior to Offering	# of Shares Offered by Selling Security Holder	# of Shares Owned after Offering	% of Class Owned after the Offering

Richard Ashley, Jr.	None	30,00 0	30,000	0	-
George J. Kritos & Panagiota Kritos	None	30,000	30,000	0	-
Steven C. Mitchen	None	30,000	30,000	0	-
John Kalliris & Kathryn Kalliris	None	30,000	30,000	0	-
A. St. George B. Duke Trust	None	30,000	30,000	0	-
Alan R. Cohen	None	30,000	30,000	0	-
Catherine Brennan Revocable Trust	None	90,000	90,000	0	-
Ken Kramer	None	60,000	60,000	0	-
Sunshine Pacific Corp.	None	195,777	105,000	90,777	-
Mary J. Rumsey	Spouse of Advisory Board Member[1]	89,232	63,999	25,233	-
Stone Canyon Resources Ltd.	Affiliate[2]	1,503,761	345,000	1,168,761	4%
John P. Wold	None	30,000	30,000	0	-
Vincent J. Lopiano & Suzanne Lopiano	None	30,000	30,000	0	-
Belle Haven Investments L.P.	None	502,998	502,998	0	-
William H. Swan	None	30,000	30,000	0	-
Bryan North-Clauss	None	30,000	30,000	0	-
Joseph Lopiano & Mary Lopiano	None	45,000	45,000	0	-
Richard J. Dunseith	None	30,000	30,000	0	-
Franklin A. Urbahns	None	30,000	30,000	0	-
Walter Steffen	None	45,000	45,000	0	-
Urbanek Family L.P. Acct.2	None	180,000	180,000	0	-
R.W. Urbanek MD PC Pension Profit Sharing	None	180,000	180,000	0	-
Spiro Angelos	None	12,000	12,000	0	-
Arcangelo Rosato	None	30,000	30,000	0	-
John A. Lee & Leslie K. Lee	None	30,000	30,000	0	-
Stephen Leong	None	30,000	30,000	0	-
James Nielson	Member of Advisory Board	580,000	500,000	80,000	-
Wood River Trust	Member of Advisory Board	725,000	700,000	25,000	-
Ocean Exploration Ltd.	None	444,005	425,001	19,004	-
Caribbean Overseas Investments Ltd.	None	483,455	200,000	283,455	-
Pierre Jorgensen	Member of Board of Directors of Carbon Resources Limited	500,000	200,000	300,000	1%
Andrew Decker	None	20,000	20,000	0	-
Gordon R. Repin	None	10,000	10,000	0	-
SOS Investment Club	None	6,000	6,000	0	-
Bernie Kutcher	None	2,000	2,000	0	-
Rick B. Haug	None	5,000	5,000	0	-
Doug J. Kinnear	None	3,000	3,000	0	-
Douglas A. Slade	None	2,000	2,000	0	-
Tim Ewanchuk	None	10,000	10,000	0	-
Jack Braun	None	10,000	10,000	0	-

1. Mary Rumsey is the spouse of Charles Rumsey, who is a member of Synergy's Advisory Board. Mr. Rumsey is the beneficiary of the Wood River Trust and the Catherine Brennan Revocable Trust.

2. Stone Canyon Resources Ltd. is an affiliate of Synergy by virtue of having common directors. See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS".

PLAN OF DISTRIBUTION

The selling security holders may sell the holders' shares offered in one or more transactions (which may include "block" transactions), in combination of these methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The selling security holders may effect these transactions by selling the holders' shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and these agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser(s) of the holders' shares for whom they my act as agent or to whom they may sell as principals, or both. The selling security holders and any agents, dealers or underwriters that act in connection with t he sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

LEGAL PROCEEDINGS

Bataa Oil, Inc.

During 1996, Stone Canyon Resources Inc., the Colorado corporation, purchased interests in leasehold properties. Through December 31, 1997, Stone Canyon Resources Inc., the Colorado corporation, repaid $458,080USD for acquisition costs and development costs associated with the leasehold properties. This amount was paid to Bataa Oil, Inc., by the founding shareholders of Stone Canyon Resources Inc., the Colorado corporation, which then repaid this amount to the founding shareholders. Bataa Oil, Inc. served as operator of each lease. Stone Canyon Resources Inc., the Colorado corporation, also issued a total of 1,700,000 shares of its common stock to the founders of Stone Canyon Resources Inc., the Colorado corporation, including 411,842 shares of its common stock to Bataa Oil and Bataa Oil's designees and 63,910 shares to Richard and Anita Knight as part of the consideration for those properties, which shares were issued for shares of Synergy as part of the share exchange agreement in 1997 with Synergy and Stone Canyon Resources Inc., the Colorado corporation.

Stone Canyon Resources Inc., the Colorado corporation and Synergy contended that Bataa represented to Stone Canyon Resources Inc., the Colorado Corporation and/or its affiliates that the price for these properties was set as the price paid by Bataa for these properties. Stone Canyon Resources Inc., the Colorado Corporation and Synergy learned that Bataa's cost for these properties were far less than the amount charged by Bataa. Synergy questioned the form of legal title taken for the properties as well as adequate documentation and disclosure of all underlying obligations, liabilities and arrangements relating to the properties, between Bataa Oil, Inc. and the vendors. Synergy also learned that some of these leases were forfeited due to a failure to meet a drilling obligation imposed by G & H Production. Synergy was not apprised of these obligations prior to acquisition of its interest in the leases. Synergy was advised by legal counsel that the issuance of the shares to Bataa Oil and its designees was without the kind, amount or form of consideration as authorized by the Board of Directors and could therefore be deemed to be an invalid issuance. In order to protect the interests of all shareholders, Synergy placed a "stop transfer" with the transfer company against all of the founders shares, including the shares issued to Bataa and Bataa's designees and Richard and Anita Knight.

As a result of this dispute, in May 1999, Bataa Oil, Richard and Anita Knight and other affiliated individuals and entities filed a complaint in the District Court, County of Denver, in the State of Colorado (Case No. 99CV3482) against Synergy, its wholly-owned subsidiary, Stone Canyon Resources Inc., the Colorado Corporation and Stone Canyon Resources Ltd., the Canadian corporation, which was previously Synergy's sole controlling shareholder. The original complaint asserted only one claim (breach of fiduciary duty and mandatory injunction) against Synergy to compel it to remove restrictive legends from the plaintiffs' shares of Synergy's common stock. The plaintiffs amended their complaint twice, and as a result, have named additional defendants to this lawsuit, including members of Synergy's Board of Directors, Synergy's transfer agent (Holladay Stock Transfer Inc.) and other individuals. The plaintiffs' second complaint also included causes of action for conversion, civil conspiracy and unjust enrichment. Synergy's answer and counterclaims denied all material allegations, asserted numerous affirmative defenses and asserted counterclaims against Plaintiffs Bataa Oil, David Calvin and/or Richard and Anita Knight for an accounting, fraud, intentional misrepresentation, breach of fiduciary duty, damages and punitive damages. Synergy disputed the allegations made by the plaintiffs and claims they are untrue.

On September 13, 2000, Synergy, Stone Canyon Resources Inc., the Colorado Corporation, Stone Canyon Resources Ltd., the Canadian corporation, and others entered into a settlement agreement with Bataa Oil, its affiliates and applicable employees whereby Bataa and Bataa's designees that received any of the 411, 842 shares of common stock disclaimed any and all interests therein. Each of the parties to the settlement agreement agreed to dismiss all pending litigation against each other and release each other from all claims that they may have respectively as of that date, whether known or unknown. This settlement agreement did not include Tedd and Mary Duncan or Richard and Anita Knight nor a disclaimer to the 63,910 shares previously issued to the Knights. Synergy will continue to vigorously defend this action and will seek damages from the Duncans and the Knights if Synergy is successful in its counterclaims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The following table sets forth the names and ages of all directors and executive officers of Synergy as of the date of this report, indicating all positions and offices with Synergy held by each person:

NAME	AGE	POSITION
Thomas E. Cooley	59

Chief Executive Officer and Member of the Board of Directors of Synergy; President and member of the Board of Directors of Carbon Resources Limited; President and member of the Board of Directors of Syngen Technologies Limited

Cameron Haworth	41	President and member of the Board of Directors of Synergy and Stone Canyon Resources, Inc.
Jacqueline Danforth	28	Secretary and member of the Board of Directors; Member of the Board of Directors of Stone Canyon Resources, Inc., Carbon Resources Limited, Syngen Technologies Limited and Lanisco Holdings Limited
James Shone	26	Member of the Board of Directors of Synergy and Stone Canyon Resources, Inc.
Marc Cernovitch	26	Vice President
James E. Nielson	69	Member of the Board of Directors
Duane F. Baumert	59	Member of the Board of Directors

The members of the Synergy's Board of Directors are elected by the holders of Synergy's common stock. Cumulative voting for directors is not permitted. The term of office of directors of Synergy ends at the next annual meeting of Synergy's shareholders or when the successors are elected and qualified. The annual meeting of shareholders is specified in Synergy's bylaws to be held within six (6) months of the end of each fiscal year and the last annual meeting was held on June 28, 2000. The term of office of each officer of Synergy ends at the next annual meeting of the Synergy's Board of Directors, expected to take place immediately after the next annual meeting of shareholders, or when his successor is elected and qualifies. Except as otherwise indicated below, no organization by which any officer or director previously has been employed is an affiliate, parent, or subsidiary of Synergy.

Directors and Officers of Synergy and its SubsidiariesDirectors and Officers of the Company and its Subsidiaries

Management of Synergy

The following table furnishes the information concerning the officers and directors of Synergy as of September 19, 2000. The directors of Synergy are elected every year and serve until their successors are elected and qualify.

NAME	AGE	TITLE	TERM OF SERVICE
Thomas E. Cooley	59	Chief Executive Officer, Director	08/00 to Present
Cameron Haworth	41	President, Director	12/97 to Present
Jacqueline Danforth	28	Secretary-Treasurer, Director	12/97 to Present
Marc Cernovitch	26	Vice President	04/97 to Present
James Shone	26	Director	12/97to Present
James E. Nielson	69	Director	9/00 to Present
Duane F. Baumert	59	Director	09/00 to Present

Mr. Thomas E. Cooley - Chief Executive Officer and Director

Mr. Cooley has been Synergy's technology director since October 1997 and became a member of the Board of Directors on August 2, 2000 and was appointed CEO as of January 16, 2001. Mr. Cooley previously served as President of Kvaerner Membrane Systems, Inc. from August 1994 through October 1997. Prior to that, from 1984 through August 1994, Mr. Cooley was the General Manager - Marketing and Engineering for Grace Membrane Systems, which was acquired by Kvaerner in August 1994. Mr. Cooley is a registered professional engineer in the State of Texas and the Province of Alberta, Canada. Mr. Cooley holds three U.S. patents and two Canadian patents and he has had eight papers published. Mr. Cooley is one of the pioneers of the development application of gas permeation membranes for natural gas processing. Mr. Cooley earned a B.A. degree in Chemical Engineering from Rice University in 1963 and a B.S. degree in Chemical Engineering from Rice University in 1964.

Mr. Cameron Haworth - President & Director

Mr. Haworth who has been with Synergy since December 1997, obtained his B.Sc. in December 1987 from the University of Wyoming and a Degree in Petroleum Technology from SAIT in 1984. Mr. Haworth was previously employed by Schlumberger (formerly REDA Services) as the sales manager. Mr. Haworth has several years of experience in the oil and gas industry supervising and coordinating the marketing, sales and field services and order initiation for the Canadian market. Mr. Haworth has extensive experience in preparing business plans and presentation material. Mr. Haworth has been an officer and director of Stone Canyon Canada from July 1997 to present and an officer and director of Stone Canyon Resources Inc., the Colorado Corporation from January 1998 to present.

Ms. Jacqueline Danforth - Secretary/Treasurer, Director

Ms. Danforth, has been an officer of Synergy since December 1, 1997, has been a director of Carbon Resources since May 22, 1998 and a director of Syngen Technologies Limited since June 25, 1999 and a director of Lanisco Holdings Limited, since August 1999. Ms. Danforth has spent the past several years in the employ of publicly traded companies. Ms. Danforth provides contract administrative and accounting services to these companies. Ms. Danforth has recently expanded her duties to include a stronger focus on the oil and gas sector and has attended numerous courses and seminars offered by CAPL and the University of Calgary to familiarize herself with the industry. Ms. Danforth has been an officer of Stone Canyon Canada from November 14, 1996 to date. Ms. Danforth is currently completing her studies to become a certified general accountant.

Mr. Marc Cernovitch - Vice President

Mr. Cernovitch has been with Synergy since December 1997 and is currently employed as Vice-President. Mr. Cernovitch was previously employed with Georgia Pacific Securities as an investment advisor, Mr. Cernovitch studied the review and assessment of the financial operations of corporate operations. Mr. Cernovitch takes an active role in the management of Synergy's financial operations and investor relations. Mr. Cernovitch is an economics graduate of McGill University.

Mr. James Shone - Director

Mr. Shone has been with Synergy since December 1997, is currently employed by the Business Development Bank of Canada (BDC) in the finance department and is serving his first term on the Board of a publicly trading Company. Previously employed with the Trust Company of the Bank of Montreal as a client service officer, Mr. Shone understands the review and assessment of the financial operations of corporate operations. Mr. Shone takes an active role in the management of Synergy's financial operations and annual corporate expenditures. Mr. Shone has knowledge of financial statement review and preparation, budgeting and financial forecasting. Mr. Shone is a graduate of McGill University. Mr. Shone has been a director of Stone Canyon Resources Inc., the Colorado Corporation since January 1998.

Mr. James E. Nielson

With an extensive career as an oil and gas executive, Mr. Nielson brings an understanding of the industry to Synergy. Mr. Nielson was President and Chief Executive Officer of Husky Oil of Calgary, Alberta, Canada, from 1973 to 1979, during which time Husky Oil experienced tremendous growth, a four-fold increase in operating revenues and a six-fold increase in profits. He also began the planning that led to the development of Husky's heavy oil upgrader at Lloydminster, Alberta. Upon his return to Wyoming in 1979, Mr. Nielson formed JN Oil and Gas, a privately owned exploration and production Company. After 12 years at the helm of JN Oil and Gas, he formed Nielson and Associates. Mr. Nielson, currently serves as a director at the American Petroleum Institute, the Shoshone First Bank of Cody, Wyoming, and the Y-Tex Corporation of Cody, Wyoming.

Mr. Duane F. Baumert - Director

Mr. Baumert was elected to the Board of Directors in September 2000. Mr. Baumert has experience in the area of worldwide licensing of technology and intellectual property rights. Mr. Baumert has been the Business Director of UNICARBR Systems Business of the Union Carbide Corporation since 1990. Mr. Baumert has been with Union Carbide since 1966 and during that time has held the positions of Director of Marketing, National Sales Management and International Business Director. Mr. Baumert received a B.S. in Business Administration and Management from the University of Nebraska in 1963.

Synergy has also created an Advisory Board for the purpose of obtaining the advice and services of experienced knowledgeable business people and professionals. Synergy believes that this is a means by which additional advice may be obtained in areas that it needs assistance, such as finance, government environmental policy, international relations and law and publishing. While the Advisory Board's advice is sought by Synergy, the Advisory Board has no control or direct influence over the policies or management of Synergy or Synergy's Board of Directors.

Synergy's Advisory Board is comprised of the individuals identified below:

Senator Alan K. Simpson, Retired

In 1978 Mr. Simpson was elected to the United States Senate for the first three terms. His political career included a period as the Assistant Majority Leader and a great deal of high profile committee work. During his service to the Environment and Public Works Committee, Mr. Simpson co-sponsored the Clean Air Act of 1994. Prior to his time on Capitol Hill, Mr. Simpson had a long career in the Wyoming State Legislature serving as the Majority Whip, Majority Floor Leader and Speaker Pro-Tem. The Simpson family has practiced law in Wyoming for more than one hundred years, and Alan Simpson was the third generation to take up the call. He practiced law for eighteen years including a short term as the Wyoming Assistant Attorney General. Mr. Simpson sits on numerous Boards, including the Board of Directors for IDS Mutual Fund Group, Biogen Corporation and PacifiCorp.

James E. Nielson

With an extensive career as an oil and gas executive, Mr. Nielson brings an in-depth understanding of the industry to Synergy. Mr. Nielson was President and Chief Executive Officer of Husky Oil of Calgary, Alberta, Canada during the period of tremendous growth, overseeing a four-fold increase in operating revenues and a six-fold increase in profits. He also began the planning that led to the development of Husky's heavy oil upgrader at Lloydminster, Alberta. Upon his return to Wyoming in 1979, Mr. Nielson formed JN Oil and Gas, a privately owned exploration and production company. After twelve years at the helm of JN, he formed Nielson and Associates. Mr. Nielson currently serves as a director at the American Petroleum Institute, the Shoshone First Bank of Cody, Wyoming, and the Y-Tex Corporation of Cody, Wyoming.

Gordon Barrows

Mr. Barrows has had a long and distinguished career as a publisher and world authority on the structure and suitability of oil and gas contracts and legislation. As the publisher of Petroleum Legislation, Basic Oil Laws and Concession Contracts, Mr. Barrows travels around the world advising private and government organizations. Mr. Barrows is the President of Barrows Company Inc., and is an advisor to various international organizations including the United Nations, the World Bank and various national governments. Mr. Barrows has a Bachelor of Arts in mathematics and languages from the University of Wyoming and a Master of Arts in international relations and law from John Hopkins. He speaks fluent French and Spanish.

H.S. (Scobey) Hartley

Mr. Hartley brings an entrepreneurial drive to the Synergy Board with a background that spans a wide range of petroleum-related projects. In addition to being the current Chairman of the Board of Prism Petroleum Ltd. and President of Faster Oilfield Services Ltd., Mr. Hartley was the President and co-founder of Cayenne Energy Corporation, the owner and President of Sea Hawk Resources, and the President of Smith International Canada, Ltd. Mr. Hartley sits as a Director on the Boards of the Heritage Park Society, Production Operators Canada, Inc., and iCore, Alberta Informantics Circle of Research, among others.

Charles C.Rumsey, Jr.

Mr. Rumsey brings a diverse range of talents to Synergy. As a private financier of oil and gas investments, Mr. Rumsey has a well-established network of contacts on Wall Street. Over the years, Mr. Rumsey has been a significant investor in several new oil companies, some of which became publicly traded. The founder and President of Sunshine Pacific Corp., a privately held oil company, Mr. Rumsey has been an investor with Synergy since the beginning. Mr. Rumsey is a graduate of Harvard Law School and practices law in New York for many years before devoting his full-time efforts to oil and gas and fine art investments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information, as of January 16, 2000 with respect to the beneficial ownership of Synergy's common stock by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each of Synergy's officers and directors, and by the officers and directors of Synergy as a group. Information is also provided regarding beneficial ownership of common stock if all outstanding options, warrants, rights and conversion privileges (to which the applicable officers and directors have the right to exercise in the next sixty days) are exercised and additional shares of common stock are issued:

Common Stock

BENEFICIAL OWNER	NUMBER OF SHARES	PERCENT OF CLASS
Laxarco Holding Limited c/o 2 Sofouli Street Nicosia, Cyprus	14,943,510	50.5%
Stone Canyon Resources Ltd c/o 335 - 25th Street S.E. Calgary, Alberta, T2A 7H8	1,503,761	5%
Thomas Cooley - CEO and Member of Board of Directors(1,8)	735,489	2.5%
Cameron Haworth - President & Member of Board of Directors(2,8)	257,000	-%
Marc Cernovitch - Vice President(3,8)	327,343	1.1%
Jacqueline Danforth - Secretary-Treasurer(4,8)& Member of Board of Directors	(467,286: 161,949) shares owned directly and 70,337 shares owned beneficially by Argonaut Management Group Inc. of whom Ms. Danforth is the sole shareholder, officer and director)	1.6%
James Shone - Member of Board of Directors(5) 305 Milner Avenue, Suite 112 Metro East Corporate Center Toronto, Ontario M1B 3V4	114,500	---%
James E. Nielson - Member of Board of Directors(6) P.O. Box 2850 Cody, Wyoming 82414	580,000	1.9%
Duane F. Baumert - Member of Board of Directors(7) 38 Huntingtown Road Newtown, CT 06470	128,500	-%
Officers and Directors as a group	2,610,118	8.5%

1. Mr. Cooley is also a shareholder of Laxarco Holding Limited but disclaims any investment control over or beneficiary interest in the shares of Synergy owned by Laxarco Holding Limited, for purposes hereof.

2. Mr. Haworth's total shareholdings of 257,000 include options for 250,000 shares.

3. Mr. Cernotvitch's total shareholdings of 327,343 include options for 235,000 shares.

4. Ms. Danforth's total shareholdings of 467,286 include options for 235,000 shares.

5. Mr. Shone's total shareholdings of 114,500 include options for 100,000 shares.

6. Mr. Nielson's total shareholdings of 580,000 include options for 330,000 shares.

7. Mr. Baumert's total shareholdings of 128,500 include options for 125,000 shares; his wife, Dorothy T. Baumert, owns 3,500 in her retirement plan.

8. The address for Messrs. Cooley, Haworth and Cernovitch and Ms. Danforth is 335 - 25th Street, S.E. Calgary, Alberta, T2A 7H8

Changes of Control

On August 2, 2000, Synergy's Board of Directors resolved to release from escrow 13,000,000 shares of common stock being held against the shares of Syngen Technologies Limited and the title to the heavy oil upgrading technology, known as CPJ. The 13,000,000 shares were issued in the name of Laxarco Holding and were released as of August 3, 2000 pursuant to an written agreement in which an undertaking was provided by Laxarco Holding to supply technical personnel in accordance with terms and conditions set forth in its previous agreement with Carbon Resources and the shares of Syngen Technologies were released from escrow to Synergy.

DESCRIPTION OF CAPITAL STOCK

The total number of shares of all classes of stock that Synergy is authorized to issue is 50,000,000 shares of common stock, $0.002USD par value. We had 29,541,164 shares of common stock outstanding as of December 31, 2000.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors. Except as otherwise required by law, the holders of shares of common stock exclusively possess all voting power of our stockholders. The holders of common stock are entitled to those dividends as may be declared form time to time by the board of directors from funds available for dividends.

INTERESTS OF NAMED EXPERTS & COUNSEL

None of the experts or legal counsel named in the prospectus are affiliated with Synergy, except Mr. W. Scott Lawler, who is in-house legal counsel for Synergy. Mr. Lawler will receive no direct or indirect interest in Synergy as a result of this registration statement, nor will he receive any continued income as a result of this registration statement.

DESCRIPTION OF BUSINESS

General Description and Development of Business

On February 10, 1997, Synergy Technologies Corporation, a Colorado corporation, was incorporated under the laws of the State of Colorado, under the name of Automated Transfer Systems Corporation.

Synergy was incorporated for the business of providing ATM customers with a solution for automated teller machine and electronic transfer processing but was unsuccessful in its research and development. As of October, 1997, Synergy had no operations.

On November 24, 1997, Synergy filed with the State of Colorado Secretary of State, Articles of Exchange entered into by and between itself and Stone Canyon Resources, Inc., a Colorado corporation, whereby Synergy acquired 100% of the outstanding shares of common stock of Stone Canyon Colorado, in exchange for 2,901,007 shares of common stock of Synergy, exchanged on a one share for one share basis. Synergy, at that time, also issued an additional 4,539,162 shares of its common stock to convert $453,916 of Stone Canyon Colorado's debt into equity.

On February 12, 1999, Synergy filed a Certificate of Amendment with the Department of State of the State of Colorado changing its name from Automated Transfer Systems Corporation to Synergy Technologies Corporation. The name change was accepted by the State of Colorado on March 2, 1999.

Through a series of transactions, acquisitions and contracts, commending in May 1998, we were able to acquire the rights to two unrelated patented technologies that each have applications in the oil and gas industry. The characteristics, attributes and potential of these two technologies are discussed below under the heading "Technologies".

Stone Canyon Resources, Inc.

Stone Canyon Colorado was a wholly-owned subsidiary of Synergy. Pursuant to a previous agreement with Stone Canyon Canada, the shares of Stone Canyon Colorado were transferred to Stone Canyon Canada as of October 31, 2000 at that time, Stone Canyon Colorado had no operations due to the fact that its participation in most of the project in which it has been involved have been terminated through expiration of leases.

We currently have one wholly-owned subsidiary, and own 50% of a third corporation with a partner in one of the technologies. Details of these corporations are discussed below due to the fact that most of our operations and value are in these corporations.

Syngen Technologies Limited

Syngen Technologies Limited is a Cyprus corporation and a wholly-owned subsidiary of Synergy. Syngen Technologies directly owns the rights to our gas-to-liquids technologies, which are comprised of our patented reactor that converts natural gas into synthetic gas and a licensed catalyst that converts synthetic gas into liquid fuels, such as diesel, jet fuel and naphtha, from which gasoline is produced. Syngen Technologies was formed for the purpose of developing and commercializing these technologies.

Carbon Resources Limited

Carbon Resources Limited is a Cyprus corporation and currently is owned equally by Synergy and its heavy oil upgrading technology partner, Texas T Petroleum Ltd. Carbon Resources was formed to acquire, own, develop and commercialize a heavy oil upgrading system called "CPJ". In order to develop the CPJ technology, Synergy needed to raise funds to pay for construction of a pilot plant, commission an independent expert study of the CPJ system and numerous other costs associated with the development of a new technology. In 1999, Texas T Petroleum commenced providing these funds and ultimately contributed the aggregate amount of $1,100,000USD towards all of the development costs of the technology, plus 2,000,000 shares of its common stock and warrants to purchase an additional 2,000,000 shares at $1.00USD per share. In exchange for this funding, Synergy transferred to Texas T Petroleum 50% of the outstanding shares of Carbon Resources. Texas T Petroleum became an equal partner with Synergy in Carbon Resources and in the CPJ technology.

Texas T Petroleum Ltd. - CPJ Technology Partner

As discussed above, Texas T Petroleum is an equal partner with Synergy in the CPJ Technology. Texas T Petroleum is a private, Colorado corporation. Synergy's stockholding of 2,000,000 shares of Texas T Petroleum is equal to approximately 9.1% of its issued and outstanding shares. As discussed below under the heading "Technologies", Texas T Petroleum and Synergy have agreed to manage the CPJ technology through a seven-person management committee consisting of two representatives from Synergy, two representatives from Texas T Petroleum, two representatives from Synergy's largest shareholder, Laxarco Holding Limited and the inventor of the CPJ technology, Dr. Pierre Jorgensen.

Other Requested Information

(1)-(3) Principal Services and their Markets; Distribution Methods; Statutes of Publicly Announced Products.

We are at the commercialization stage in our CPJ technology and are looking to establish our first project for a commercial CPJ plant. We expect that the first project will take place in North America. Although we have received interest from a number of companies regarding this technology, we have yet to enter into an agreement for a project.

We are in the commissioning stage of our pilot plant that utilized our Syngen technology, which means we are verifying that the plant meets its design expectations. Upon completion of commissioning we shall have our first commercial application of this technology, which will be the generation of hydrogen rich fuel for fuel cell power generators.

We are also currently working on the development of further applications based on this technology. One of such applications is a gas-to-liquids system, which incorporates the SynGen process and a proven catalyst that converts the synthetic gas produced by the SynGen process into synthetic fuels, such as diesel, jet fuel and naphtha.

Other applications of this technology are expected to be developed following installation of our first commercial Syngen units for fuel cells and for a gas-to-liquids system.

(4) Competitive Conditions. The oil and gas industry is highly competitive. Synergy faces competition from large numbers of oil and gas companies, public and private drilling programs and major oil companies engaged in the acquisition, exploration, development and production of hydrocarbons in all areas in which it may attempt to operate in the future. Many of the programs and companies so engaged possess greater financial and personnel resources than Synergy and therefore have greater leverage to use in developing technologies, establishing plants and markets, acquiring prospects, hiring personnel and marketing. Accordingly, a high degree of competition in these areas is expected to continue. The markets for crude oil and natural gas production have increased substantially in recent years. Oil prices have stabilized generally, but the world market for crude oil should be considered unstable due to uncertainty in the Middle East. There is considerable uncertainty as to future production levels of major oil producing countries.

(5) Sources of Raw Materials and Names of Principal Suppliers. Not applicable.

(6) Dependence on a Single Customer or a Few Customers. None. We have no customers at this time.

(7) Patents and Royalty Agreements. Synergy, through its subsidiaries, has the following patents and patent applications on file in regards to its Technologies (all of which have been assigned to one of its subsidiaries):

(a)Patents Related to the SynGen Process

1. French Patent No. 275831: A CZERNICHOWSKI, P. CZERNICHOWSKI. "Conversion of hydrocarbons assisted by gliding electric arcs in the presence of water vapor and/or carbon dioxide". This patent was issued on September 17, 1999.

2. French Patent No. 2768424: A CZERNICHOWSKI, P. CZERNICHOWSKI. "Electrically assisted partial oxidation of light hydrocarbons by oxygen". This patent was issued on March 19, 1999.

3. French Patent No. 2786409: "Device with Plasma from Mobile Electric Discharges and its Applications to Convert Carbon Matter." This patent was issued on June 2, 2000.

4. USA Patent No. 5,993,761: A CZERNICHOWSKI, P. CZERNICHOWSKI, "Conversion of hydrocarbons assisted by gliding electric arcs in the presence of water vapor and/or carbon dioxide". This patent was issued on June 15, 2000.

5. USA Patent No. 6,007,742: A CZERNICHOWSKI, P. CZERNICHOWSKI, "Electrically assisted partial oxidation of light hydrocarbons by oxygen". This patent was issued on December 28, 1999.

(b) Patent Application Related to the SynGen Process

U.S. Patent Application No. 09/387,023: "Device with Plasma from Mobile Electric Discharges and its Applications to Convert Carbon Matter." Filing date: August 31, 1999. A Patent Application was also filed under the International Patent Cooperation Treaty on September 1, 1999.

(c) Patent Related to the CPJ Process

French Patent No. 2785289: P JORGENSEN "Deep Conversion Combining the Demetallization and the Conversion of Crude, Residues or Heavy Oils into Light Liquids with Pure or Impure Oxigenated Compounds." This patent was issued on May 5, 2000.

(d) Patent Application Related to the CPJ Process

U.S. Patent Application No. 09/405,934: "Deep Conversion Combining the Demetallization and the Conversion of Crude, Residues or Heavy Oils into Light Liquids with Pure or Impure Oxigenated Compounds." Filing date: September 27, 1999. A Patent Application was also filed under the International Patent Cooperation Treaty on October 7, 1999, PCT/US99/23325.

(e)Royalty Agreements

Synergy and Carbon Resources are parties to an agreement with the inventor of the CPJ technology whereby 5% of the net revenues earned from the CPJ technology will be paid to Dr. Jorgensen as a royalty fee in consideration of acquiring the technology from Dr. Jorgensen.

(8) - (9) Need for Governmental Approval; Government Regulations. At this time we are unaware of any governmental laws, rules or regulations that are applicable to our operations or those of our subsidiaries. We are aware that in order to commence construction and operation of demonstration plants for the technologies in the Province of Alberta, Canada, certain approvals from the Alberta Energy Utility Board and other Alberta regulatory bodies will be necessary. Synergy expects that should it determine to construct the plants in any jurisdiction that there will be governmental laws, rules or regulations with which Synergy must comply.

(10) Synergy Sponsored Research and Development.

(a) During the fiscal year ended December 31, 1999, we spent $310,019USD in the development of our gas-to-liquids technology. During fiscal year 2000 through November 30, 2000, we spent $108,146USD on the development of this technology.

(b) During the fiscal year ended December 31, 1999, Synergy spent $454,838USD in the further research and development of the CPJ technology. During the fiscal year 2000, through November 30, 2000, we spent $407,952 on the development of this technology.

(11) Costs and Effects of Compliance with Environmental Laws. Synergy has incurred no costs associated with compliance with any environmental laws in connection with the construction or operation of any of its plants.

(12) Number of Total Employees and Number of Full-Time Employees. Currently we have 15 employees all of which are full-time employees. We also have six consultants who have contracted to provide certain services for us but not on a full-time basis. One of these consultants, Jacqueline Danforth, is an officer of Synergy.

Technologies

Synergy Technologies Corporation, a Colorado company, has developed two new and promising technologies that can help meet particular challenges facing the energy industry. These challenges include the supply of products and very stringent emission specification required for diesel, gasoline and other fuels. Firstly, Synergy offers a unique gas-to-liquids process for license that converts stranded natural gas reserves to clean burning fuels free of sulfur and aromatics. Secondly, Synergy is completing the development of a heavy oil upgrading process that can economically convert bitumen and/or heavy oil reserves to lighter, more valuable and more easily refineable synthetic crude oils. "Bitumen" is the heaviest heavy oil and does not flow in its naturally occurring state.

SynGen

The hallmark of the first process, of converting natural gas into clean burning fuels, is a low cost route to synthesis gas, compared to conventional partial oxidation or steam reforming. SynGen is a cold plasma technique of passing a natural gas combined with an oxidant through an electric discharge to promote the partial oxidation of the natural gas, resulting in the production of the synthesis gas.

With the addition of electric energy (and optionally steam and/or carbon dioxide), the synthesis gas of a desired composition can be easily obtained from almost any natural gas feedstock. In addition, any oxidant can be used from air up to and including pure oxygen.

Synergy has constructed a demonstrative SynGen unit and installed it next to a privately owned gas plant located about 200 kilometers east of Calgary. This unit will facilitate demonstration of the various applications for SynGen: synthesis gas for gas-to-liquids applications, synthesis gas for petrochemical applications, and hydrogen rich fuel for stationary fuel cell applications. A process referred to as "commissioning" of this plant began in May 2000 and we anticipate that it will be completed by May 2001. At that point, SynGen will be ready for commercial type sale and uses.

Electrically assisted synthesis gas production from natural gas in a SynGen reactor is based upon the gliding arc principle called GlidArc. GlidArc is based upon a plasma physics principle that has been known since the early 1900's. It is the method by which natural gas or other fossil fuels in the presence of oxygen are passed through a special electrical discharge called cold plasma. Through the special technique of producing the cold plasma called GlidArc, the plasma is generated between the electrodes such that the point to point contact from one electrode to another continuously moves one end to the other end of the electrodes and is therefore not stationary. In SynGen, we use the GlidArc principle by immersing at least two diverging knife shaped electrodes into a fast flow of feed gas, natural gas fed into a reactor. A high voltage and relatively low current discharge is generated across the fast gas flow between the electrodes. The electric discharge forms at the closest point, spreads along the knife-edges of the electrodes and disappears. Another discharge immediately reforms at the initial spot. The path of the discharge is determined by geometry of the electrodes, flow conditions, and characteristics of the power supply. The discharge performs its own maintenance on the electrodes, preventing chemical corrosion and erosion. The electrodes are made from stainless steel, nickel or sometimes carbon steel and do not need to be cooled so the electric energy is directly and totally transferred to the processed gas.

SynGen reactors can be easily sized and modularized. Utilizing powerful multi-electrode configurations, they are relatively inexpensive and easily controllable. They can be easily upscaled for the large reactors required for gas-to-liquids plants or downscaled to suit onboard fuel cell applications. SynGen reactors can be installed in either the horizontal or vertical configuration. A relatively small increase in inlet feed gas temperature allows for better integration of the SynGen process into industrial processes as a whole. The technology does not require noble materials but rather utilizes classical steels. The electric power supply of the SynGen reactors is non-sophisticated and is therefore operator friendly.

Gas-to-Liquids and Fischer-Tropsch

Once the natural gas has been converted into synthetic gas, a Fischer-Tropsch reaction is used to convert the synthetic gas into synthetic diesel and naphtha, which refineries use to make gasoline. The Fischer-Tropsch process was used by Germany during World War II to produce fuels and has been commercially employed by Russia and South Africa for the past 50 years. The Russians used synthetic gas produced from natural gas in their reactors from 1952 onward. What is unique about Synergy's Fischer-Tropsch technology is that a proprietary catalyst is used that limits the carbon chain growth of the liquid fuels. Whereas other players in the gas-to-liquids field produce wax and then "hydrocrack" back to naphtha/diesel, Synergy directly produces about a 70-diesel/30-naphtha mix from its reactors, eliminating the necessity for refining units. "Hydrocracking" is a high pressure catalytic process by which an oil feedstock in the presence of hydrogen gas is converted to gasoline diesel products. Use of out catalyst results in not only savings in capital costs and operating costs, but also results in a much simpler plant, which is very important for remote locations where most of the world's stranded gas reserves are found.

With the demand by regulatory bodies in both the European Union and the United States that sulfur levels be drastically reduced in both gasoline and diesel, gas-to-liquids that are sulfur free are in high demand as blending stocks and in some urban jurisdictions as the fuels themselves. For example, the California Energy Commission has identified gas-to-liquids fuels as an opportunity in California to reduce emissions by using these fuels as a blend with conventional petroleum diesel fuels or using them as an alternative fuel to conventional diesel. These policies are quickly bringing gas-to-liquids products to the forefront of energy-related issues. While for the most part, these plants will be outside North America as they require cheap natural gas, their products will be extremely valuable in helping refiners and marketers meet the fuel demands while also meeting the new regulations

Commercialization

Synergy intends to market the SynGen technology in a number of ways: (a) as a process by which natural gas can be converted to hydrogen for the purpose of providing the fuel for fuel cell plants; (b) as a process by which natural gas can be converted into synthetic gas for the purpose of then being converted into liquid fuels via our proprietary Fischer-Tropsch catalyst; (c) as a process by which natural gas can be converted into synthetic gas for the purpose of production of petrochemicals, such as methanol and other alcohols.

Synergy presently anticipates that it will license the SynGen technology for fuel cell applications in exchange for licensing fees and royalties. A similar plan is intended for petrochemical applications. With regards to the production of liquid fuels, Synergy expects to take equity positions in gas-to-liquid plants in areas that the natural gas provided to such plants is free or at a very low cost. In other circumstances, Synergy would provide a license to this technology in exchange for licensing fees and royalties.

CPJ Process

Synergy Technologies, through a foreign corporation jointly owned with Texas T Petroleum Ltd., a Colorado corporation, has acquired and tested a new technology for upgrading heavy petroleum fractions to more valuable higher "API gravity" oils. "API gravity" is an index of oil characteristics developed by the American Petroleum Institute. Generally speaking, the higher the API gravity, the lighter the oil. The process, called CPJ after its inventor, Dr. Pierre Jorgensen, can be applied at the point of production to the upgrading of bitumen, heavy oils as well as other oils that are by-products of refinery processes. Developed in France, the French patent has been granted and the United States and appropriate international patents are pending.

The CPJ process is a unique process that has been run on refinery fractions and Alberta bitumen/heavy oils as low as 7.5 API gravity and has produced 30 plus API gravity synthetic crude oil. With liquid volume yields exceeding 90% of the original source of heavy oil, the CPJ process uses no hydrogen and no catalyst. This is significant since other conventional methods of upgrading are known in the industry to have yields of no more than 70% to 80% volume. This means that the amount of synthetic crude oil upgraded by CPJ is 12% to 30% greater than the amount upgraded by conventional processes. The CPJ process has the additional advantage of allowing the operator to adjust process conditions to optimize the content of vacuum gas oils that require extensive refining as opposed to gasoline, light fuel oils, jet fuel, kerosene and diesel in the synthetic crude oils to suit the refiner.

Heavy Oil

Crude oils can be thought of as bitumen in the 5 to 10 API gravity range and heavy oil in the 10 to 20 API gravity range. Refinery atmospheric tower bottoms and/or vacuum tower bottoms also fall into these categories. These petroleum streams all have one thing in common, huge molecules having molecular weights often in excess of 2,000, as compared to gasoline which has a molecular weight of approximately 150 and light crude oil which has a molecular weight of approximately 400. In order to convert these streams to lighter more desirable petroleum fractions, these huge molecules must be broken. The manner in which these molecules are broken dictates not only the yields but also the amount of soot and accompanying gas that are produced. Conventional processes usually result in low yields of approximately 70%, meaning that the resulting amount of synthetic crude oil being equal to 70% of the heavy oil feed stock by liquid volume. Conventional processes also produce a large amount of soot and accompanying gas.

There are huge reserves of bitumen/heavy oil in the world. The decline of light crude reserves along with the increasing world demand have led analysts to believe that the use of bitumen reserves must increase. The world consumption of crude oil is expected to increase from 75 to 100 million barrels per day. Bitumen/heavy oil production will have to fill much of this demand. However, their high viscosity and temperature at which they are capable of flowing through a pipeline makes them difficult and expensive to produce. In addition, they have an inordinately high content of asphalt like materials which are less desirable refinery feed stocks. Therefore, in order to maximize the use of this abundant resource, the bitumen/heavy oil must be upgraded near its place of production into a lighter, more desirable synthetic crude oil. Upgrading facilities ranging in capacity from 5,000 to 25,000 barrels per day appear to fit the requirement of most producers.

Principle of the Technology

The underlying principle of the CPJ Process is to apply an instantaneous thermal shock to the bitumen molecule using superheated steam. The bitumen/heavy oil feedstock is preheated to near its thermal cracking point and contacted with superheated steam in a proprietary injector where most of the reaction takes place. Contact time is a matter of seconds. The hot reactants then are allowed to "stabilize" in a soaker vessel with adequate void space to achieve a minimum residence time. Soaker effluent is then flashed through the control valve to a separator where the heaviest product stream is drawn off and used as fuel. The overhead from this separator is cooled and flowed to another flash tank where the vacuum gas oil fraction is drawn off and pumped back to the reactor for additional upgrading. The overhead stream is further cooled and condensed water is drawn off and the upgraded synthetic crude or SCO is pumped to tankage. The CPJ process does not require vacuum separation.

The uniqueness of the CPJ process is threefold. First, it can produce synthetic crude oil yields from the feed stock in excess of 90% by liquid volume with the gasoline, diesel, and gas oil ratios adjusted to suit the refiner. Secondly, the nature of the process is to cause the huge molecules to break almost in half producing very little soot and gas. Thirdly, the CPJ process requires no catalyst or hydrogen.

Results

The CPJ process offers great flexibility to produce a synthetic crude oil composition to suit the needs of refineries. Analysis of samples from test runs on the one-half barrel per day pilot unit located in our Calgary facility, including process water and gas, was performed by the National Centre for Upgrading Technology (NCUT) located near Edmonton, Alberta. A full assay of all SCO cuts and pitch was performed. Mass balances show that not only is the carbon/hydrogen ratio increased in the SCO relative to the heavy oil, but also that the hydrogen content is increased some 10% (total outlet versus inlet balance) by the CPJ process. The composition of a sample Lloydminster (Alberta) 13.0 API gravity was compared to two different synthetic crude oils. In the base case, in which the SCO had an API gravity of 27.2, the heaviest fraction of the sample oil is reduced to virtually zero (0.5 liquid volume percentage or "LV%) from 41.8 LV% while the distillate to gas oils ratio increases from 0.64 to 0.96. In the high API case, a stream, chiefly comprised of gas oils (46 LV%) is recycled back to the CPJ reactor whereby a 31.3 API synthetic crude oil ("SCO") is produced having a distillate/gas oil ratio of 2.24.

Refinery Applications

The CPJ Process is a unique thermally driven process that converts high boiling petroleum fractions into lighter, more desirable fractions with liquid volume yields in excess of 90%. There are three general ways of using the process. First, bitumen and heavy crudes taken from the tank farm can be upgraded from a 7.5 to 15 API to 25 to 35 API to suit the refiner. Secondly, the atmospheric heaviest stream from the refinery crude oil can be fed to the CPJ Process. The upgraded oil can then be given back to the refiner as feed to the same atmospheric tower or another unit as it suits the refiner. Thirdly, the heaviest vacuum stream can be fed to the CPJ Process. Again, the SCO can be sent back to its crude unit of origin or to another.

Field Upgrading

The CPJ process has a lot to offer the producer as a field upgrader. First, it is believed, based on observations from our one-half barrel per day plant, that CPJ's capital costs and expecting costs are low enough to justify its use even for relatively low production rates. Secondly, the process can be easily scaled to suit the application. Field units in the 3,000-5,000 barrel per day capacity range should be attractive as well as units in the 20,000 barrel per day plus range. As CPJ is steam driven, it integrates very well with a typical bitumen production process such as steam assisted gravity drainage ("SAGD"). The recycle streams of the CPJ process are easily adjusted to not only produce the desired synthetic crude oil but also to produce the internal fuel demand of the overall production/upgrading facility.

Although not on the scale of Alberta or Venezuela, the US is blessed with large deposits of bitumen and even tar sands. CPJ can make it possible to monetize these reserves. As crude supplies become tighter, these deposits could become crucial to the US national interest.

Economics

Capital costs for a nominal 20,000 barrel per day (feed) CPJ facility have been estimated to be in the $4,000USD per barrel range, or in other words, $80,000,000USD total capital cost. Costs are for a site that has no pre-existing infrastructure or improvements, inclusive of sulfur removal from the produced gas and process water treating. The heaviest product is nominally more than enough to supply the fuel requirement to operate a CPJ process unit and, coupled with the light gases also produced in the process, can be a source of export fuel to a steam assisted gravity drainage (SAGD) or other bitumen/heavy oil production technique. Operating costs, which include labor, maintenance and power ($0.05USD/KWH) are in the $1.04USD/per barrel range. Both capital costs and operating costs can be reduced by combining the CPJ process with other process units in a refinery or a bitumen/heavy oil production facility such as a SAGD site.

Management of CPJ

As a joint owner of Carbon Resources, Synergy has agreed with its equal partner, Texas T Petroleum, to manage the development and commercialization of the CPJ technology through a six-person management committee. Synergy and Texas T Petroleum are also in the process of drafting a shareholders agreement whereby ownership of all of the shares of Carbon Resources shall be governed. The management committee of the CPJ technology presently includes three individuals who are officers and members of the Board of Directors of Synergy. The management committee has appointed Mr. Thomas E. Cooley to be its managing director, who shall have the responsibility and authority to manage the day-to-day operation of the CPJ Technology. Mr. Cooley is the Chief Executive Officer and a member of the Board of Directors of Syner gy, its Director of Technology Development and the President of Carbon Resources.

The other members of the CPJ management committee includes two representatives of Texas T Petroleum and two representatives of Synergy's largest shareholder, Laxarco Holding. Mr. Cooley is also a shareholder of Laxarco Holding.

Commercialization

Synergy expects that its commercialization of the CPJ technology will provide it with opportunities to builds and jointly own heavy oil upgrading plants. Synergy expects that it, along with its partner, Texas T Petroleum, will enter into the first joint venture agreement for such a facility, from which it will share in the profits from the sale of heavy oil upgraded to synthetic crude oil at roughly the same price as regular light crude oil.

Synergy also expects that it will be able to sell licenses to the CPJ technology to oil companies that own heavy oil reserves and wish to upgrade their product to lighter crude oils to take advantage of the cost differential between heavy oil and light oil. Synergy has also received indications that oil refineries are also interested in this technology to assist it in the handling of heavy oil sold to it and to acquire greater amounts of the lower cost heavy oil. Synergy currently has not entered into any definitive agreements to build any CPJ plants or gas-to-liquids plants or license either of its technologies to other companies. It anticipates entering into an agreement to build a CPJ plant and an agreement for a gas-to-liquids plant sometime in 2001.

As discussed above, the cost of a nominal 20,000 barrel per day CPJ plant is expected to cost approximately $80,000,000USD based on US-Gulf Coast construction costs. Synergy anticipates that funding for a CPJ plan will come from the other joint venture partner. However, this cannot be guaranteed due to the fact that factors such as the chemical composition of the feed heavy oil, location of the plant, the cost of transporting or delivery of the processed synthetic crude oil and the acquisition cost of the heavy oil to be upgraded.

Synergy cannot guarantee the amount of licensing fees or royalties that it will be able to charge companies that wish to purchase a license to use the CPJ technology. It presently projects a royalty rate of approximately $1.25USD per barrel of synthetic crude, based on a current price differential of $8.50USD between heavy crude oil and light crude oil. Synergy also expects to charge licensing or technology transfer fees in an amount to be determined.

DESCRIPTIONS OF PROPERTIES

Principal Plants and Other Property

(i) Synergy's property holdings are as follows:

(1) 335 - 25th Street, S.E.
Calgary, Canada T2A 7H8

Synergy leases this property from Capital Reserve Corporation at the combined rate of $12,848USD per month pursuant to a written, five year lease agreement. Synergy subleases 8,287 square feet of office space at the rate of $8.00USD per square foot per annum and 4,394 square feet of laboratory space at the rate of $20.00USD per square foot per annum. These facilities serve as headquarters and laboratory space for its research and development activities on its technologies.

(2) 5215 Spanish Oak
Houston, Texas 77066

This space is made available to Synergy in connection with its consulting agreements with GlidArc Technologies.

(3) 8 Bellevue Road
London, England SW177EG

This space is made available to Synergy in connection with its consulting agreements with Dow's Port Technical Services.

REPORTS TO SECURITY HOLDERS

Synergy is a publicly reporting company under the Securities Exchange Act of 1934 and as such is required to file periodic reports with the SEC, including but not limited to annual reports, quarterly reports and current reports. Copies of all materials Synergy files with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains, proxy and information statements, and other information regarding issuers that file electronically with the SEC; the address of that site is http://www.sec.gov. Synergy also maintains some information on its web site located at http://www.synergytechnologies.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

In connection with Synergy's audit of its financial statements for the period ended December 31, 1999, Synergy's financial statements for the periods ended prior to 1999 were restated to exclude certain contracts for the acquisition of two proprietary and patented technologies due to the fact that the issuance of shares in connection with such acquisitions were contingent upon verification that Synergy's technologies have reached specific levels of commercial viability. As a result, previously recorded assets and liabilities associated with the technologies have also been excluded from the financial statements. See Notes 9 and 10 to the Unaudited Consolidated Financial Statements included herewith for a discussion of these contingent agreements.

Synergy's business is the development and licensing of technologies related to the oil and gas industry. Capital from equity issues or borrowings or partnering with industry is necessary to fund Synergy's future operations and technology development. Therefore the financial statements included in this report for the nine month periods ended September 30, 2000 and 1999 are not necessarily indicative of Synergy's future operations.

Plan of Operation

Synergy, as of September 30, 2000, had limited cash resources. Synergy needs to raise additional funds to meet its cash requirements for the next twelve months. Synergy intends to raise such funds from the sale of equity securities through private placements, borrowings, government grants and partnering with industry in the development of its technologies. If Synergy is unable to raise these additional funds, it could cease to be a going concern within three months

Synergy has advanced funds during the quarter ended September 30, 2000 to its subsidiaries, Carbon Resources, Lanisco Holdings Limited, and Syngen Technologies Limited, to fund research and development on its patented and proprietary heavy oil upgrading technology and its patented and proprietary gas-to-liquids technology. Subsequent to the quarter ended September 30, 2000, Carbon Resources was no longer a wholly-owned subsidiary of Synergy as shares equal to 50% of the outstanding shares of Carbon Resources were issued to Texas T Petroleum, as discussed further in the next paragraph. Syngen Technologies Limited will become a wholly-owned subsidiary of Synergy upon the release from escrow of all of the outstanding shares of Syngen Technologies Limited. The amounts advanced were for (a) the design, development and marketing of a one-half barrel per day heavy oil upgrading unit in Calgary, Alberta to test client oils; and (b) the design, development and marketing of a 4 barrel per day demonstration facility in the Province of Alberta utilizing the Syngen Technology. See below "Results of Operations".

Synergy completed installation of its one-half barrel per day heavy oil upgrading test unit in its laboratory in Calgary in the first quarter of 2000. In April 2000, it commenced testing heavy oil samples in the heavy oil upgrading test unit and commenced testing client samples after completing its own internal testing to optimize operating conditions. Synergy expects that $94,044USD will be expended between November 1, 2000 and the end of March 2001 towards the operation and testing of the one-half barrel per day heavy oil upgrading test unit. As of the date of this filing, we have spent $50,500USD of this estimated amount. Synergy expects to receive one-half of such amount from its heavy oil upgrading technology partner, Texas T Petroleum. On June 25, 1999, Synergy entered into an option agreement with Texas T Petroleum whereby Texas T Petroleum was obligated to expend a total of $1,000,000 towards the development of the heavy oil upgrading technology and to issue 2,000,000 of its units to Synergy, with each unit consisting of one share of common stock of Texas T Petroleum and a warrant entitling Synergy to purchase one additional share of common stock of Texas T Petroleum at $1.00 per share at any time during the three-year period from issuance of the units. Subsequent to the quarter ended September 30, 2000, T Petroleum Ltd. had fulfilled the terms of the agreement. Pursuant to the agreement, shares representing 50% of the issued and outstanding shares of Carbon Resources Limited were issued to Texas T Petroleum. Title to the heavy oil upgrading technology is owned by Carbon Resources. Synergy and Texas T Petroleum are presently finalizing the terms of a shareholders agreement to govern the operations of Carbon Resources.

During the fiscal year 2001, Synergy intends to begin the detailed engineering of a heavy oil commercial plant, with a capacity of between 1,000 and 5,000 barrels per day, with construction to begin sometime in 2001. The total cost of this commercial plant is approximated at $10 millionUSD to $25 millionUSD, depending on various factors, including, the available infrastructure of the site at which this plant will be located. Synergy and its joint venture partner will look to potential users of the technology and government grants and/or loans to assist in funding the costs of construction of this commercial plant. Current estimates provided by engineering consultants indicates that a 5,000 barrel per day CPJ unit will take approximately twelve months to design, build and install. A 25,000 barrel per day unit is estimated to take twenty-four months to design, build and install.

Synergy has completed the construction and installation of its "4 barrel per day" Syngen demonstration plant. The plant is presently in commissioning and Synergy will be conducting various tests of the demonstration plant throughout the current fiscal year. Synergy may also build a Fischer-Tropsch system, which will be installed next to the Syngen demonstration plant to create a gas-to-liquids system. If required, Synergy and its funding partner, Stone Canyon Canada, expect to expend $1.9USD million on the construction of the Fischer-Tropsch system and operation of the completed 4 barrel per day gas-to-liquids demonstration plant during the next twelve months.

Synergy currently does not have a estimated time frame for it to become profitable.

Synergy expects that the total number of people employed by Synergy and its subsidiaries will increase as the above-described pilot plants and demonstration units are in operation.

Liquidity

Cash flows from continuing operations during 1999 and 1998 reflect net cash used of ($453,709) and ($667,569), respectively while cash flows provided by investing activities for the same periods were ($243,191) and ($90,690), respectively. Cash flows from financing activities for the periods ended December 31, 1999 and 1998 were $687,843 and $770,161, respectively.

Cash flows from continued operations during the period ended September 30, 2000 and 1999 reflect new cash used of $(2,839,754USD) and $(163,100USD) respectively, while cash flows provided by investing activities for the same periods were $(52,679USD) and $(276,154USD) and cash flows provided by financing activities were $3,604,081USD and $449,909USD, respectively.

At December 31, 1999 and 1998, Synergy had working capital of ($1,351,796) and ($579,823) respectively. At September 30, 2000 and 1999, Synergy had working capital of $587,530USD and $(984,590USD), respectively. Synergy's working capital will decrease during fiscal year 2001, unless additional equity and/or debt financing is obtained. Synergy hopes to obtain such financing and also hopes to receive funding from potential users of its technologies. If either of the foregoing are obtained, Synergy believes it will have sufficient resources to meet its operating expenses for the next twelve months. Synergy has received preliminary inquiries from possible funding sources, but no indication of commitment or firm interest has been received. Moreover, Synergy has held preliminary discussions with potential users of its technologies, but none of such discussions have progressed to the point that it would be reasonable to conclude that funding from such potential users will occur prior to the end of the current fiscal year or during the next twelve months. If we are unsuccessful in securing any of these types of financings, it is possible that Synergy would have to liquidate assets to try to meet its operating and development needs. Since its most valuable assets are intangibles, it would be very difficult to locate a buyer that puts only significant value on such assets. In the event that assets could not be liquidated and no further funding is obtained, it is possible that Synergy would cease operations and cease to be a going concern.

Assets

As at December 31, 1999, Synergy had total assets of $182,191 compared to total assets of $764,544 at December 31, 1998. This represents a decrease of $582,353 which is mostly attributable to Synergy's write down of its oil and gas assets from its balance sheet, due to a dry well expense.

As at September 30, 2000 Synergy had total assets of $2,993,188USD compared to total assets of $232,256USD at September 30, 1999. This represents an increase of $2,760,532USD, which is attributable to an increase in cash due to deposits from a private placement conducted by Synergy and an increase to accounts receivable and the addition of a royalty reduction valued at $1,062,500USD. Total assets as at September 30, 2000 consist of $685,987USD in cash, related party receivables of $563,435USD, other receivables of $472,204USD, prepaid expenses of $63,606USD, and office equipment net of accumulated depreciation of $9,330USD, of $45,456USD.

Results of Operations

As of the date of this filing, Synergy has limited sources of income. During the fiscal year ended December 31, 1999 and the nine month period ended September 30, 2000, Synergy relied entirely upon the sale of securities to pay its operating expenses. Synergy also relied upon funds from its technology funding partners to pay for most of the research and development costs incurred during the fiscal year ended December 31, 1999 and the nine month period ended September 30, 2000. (See the last paragraph of this section "Results of Operations" below). Management expects to earn some income from testing of heavy oil samples for clients, however the amount of the fees charged will be minimal as compared to the funds which will be required for the ongoing development of Synergy's technologies.

As discussed above under "Plan of Operation", Synergy has a joint venture partner for the heavy oil upgrading technology, Texas T Petroleum. Texas T Petroleum is obligated to funding 50% of the ongoing development costs of the heavy oil upgrading technology. Synergy must be able to raise additional funds for development of both of its technologies by way of borrowings, equity financings, licensing agreements or joint ventures to continue to fund the development of its' technologies.

Synergy's net operating loss for fiscal year 1999, as compared to 1998, increased by approximately 132% due to increases in salaries, rent, marketing, acquisition reviews, legal expenses and consulting fees.

Synergy's net operating loss for the nine months ended September 30, 2000 of $2,570,933USD, as compared to the net operating loss for the nine months ended September 30,1999 of $1,448,634USD increased by 77.5% due to an increase in Synergy's general and administrative expenses and amortization of charges related to stock option compensation granted in the first quarter of the year 2000 of $658,438USD (see Note 7 to the Unaudited Financial Statements for the period ended September 30, 2000, included herewith). Synergy had dry-well expenses in the first quarter of 1999 of $551,095USD with no such expenses in the first quarter of this fiscal year. Synergy's net loss from continuing operations during first nine months of this fiscal year was $4,820,933USD, compared to a loss of $1,448,634USD for the same period in the preceding year.

Synergy's operating expenses for fiscal year 1999 were comprised primarily of oil and gas drilling costs and write off of oil and gas assets of $551,191, technology development of $764,857 and general and administrative expenses of $725,704.

Synergy's operating expenses for the nine months ended September 30, 2000, were comprised of general and administrative expenses of $1,289,344USD, stock option compensation of 784,333 and technology development of $516,103 USD for a total of $2,589,780USD. While Synergy's total expenses for the nine months ended September 30, 2000, increased by 57% from the same period from the preceding year, general and administrative expenses for the same periods increased by 149% due to increased personnel and investor relation activities.

Synergy's present business does not generate sufficient revenues to cover its operating expenses. Synergy may not be able to continue unless it can raise additional funds or source industry partners.

As of September 30, 2000, a total of $4,007,546USD, has been expended in the development of Synergy's two proprietary and patented technologies by Synergy, its subsidiaries and its joint venture partners. Of the total amount expended, Texas T Petroleum, Synergy's joint venture partner in the heavy oil upgrading technology has advanced $884,023USD and $1,763,255USD has been advanced by Stone Canyon Resources Ltd., a related corporation, for the Syngen technology, which amount includes a loan in the amount of $123,953USD from Synergy.

RELATED PARTY TRANSACTIONS

Effective May 20, 1998, Stone Canyon Resources Ltd., the Canadian corporation, a corporation of which Ms. Danforth and Mr. Haworth are each a director and officer, of which Ms. Danforth is a greater than 5% shareholder, acquired 200,000 units of Synergy, pursuant to an offering pursuant to Regulation S under the Securities Act of 1933. The units were acquired at $0.50USD per unit each unit consisting of one common share and one share purchase warrant entitling the holder to acquire one additional share of common stock at $1.00USD per share.

Effective July 2, 1998, Stone Canyon Resources Ltd., the Canadian corporation, a corporation of which Mr. Haworth and Ms. Danforth are each a director and officer, of which Ms. Danforth is a greater than 5% shareholder, acquired 10,000 units of Synergy pursuant to pursuant to Regulation S under the Securities Act of 1983. The units were acquired at $0.50USD per unit each unit consisting of one common share and one share purchase warrant entitling the holder to acquire one additional share of common stock at $1.00USD per share.

Effective September 30, 1998, Stone Canyon Resources Ltd., the Canadian corporation, a private Canadian corporation of which Mr. Haworth and Ms. Danforth are each a director and officer, and of which Ms. Danforth is a greater than 5% shareholder, and Synergy executed an agreement whereby Stone Canyon Resources Ltd., the Canadian corporation was required to pay the costs of development of a 4 barrel/day test facility for a gas-to-liquids technology currently under development by Synergy in return for the Canadian licensing and marketing rights to the technology.

On February 10, 1999, Synergy commenced a private placement of its common stock under Rule 504 of Regulation D at $0.50USD per unit. Each unit consisted of one share of common stock and one warrant exercisable during the next two years. The units were priced at $0.50USD US per unit. Synergy completed this offering on April 6, 1999, with proceeds of $750,000USD for 1.5 million units. No commissions fees, underwriting fees, discounts or other selling expenses were paid.

Effective February 17, 1999, CMJ Consulting Ltd., a corporation of which Ms. Danforth, from October 1997 to September 1999, was a director and officer and currently is a nominee holder of one-third of the outstanding stock, acquired 470,000 units of Synergy pursuant to an offering made pursuant to Regulation D under the Securities Act of 1933. The units were acquired at $0.50USD per unit, each unit consisting of one common share and one share purchase warrant entitling the holder to acquire one additional share of common stock.

Effective April 5, 1999, CMJ Consulting Ltd., a corporation of which Ms. Danforth, from October 1997 to September 1999, was a director and officer and currently is a nominee holder of one-third of the outstanding stock, acquired 124,686 units of Synergy pursuant to an offering made pursuant to Regulation D under the Securities Act of 1933. The units were acquired at $0.50USD per unit, each unit consisting of one common share and one share warrant entitling the holder to acquire one additional share of common stock.

Ms. Jacqueline Danforth receives $250.00USD per month for administrative services from Stone Canyon Resources Inc., the Colorado Corporation.

During the fiscal year ended December 31, 1999, Synergy was charged a total of $211,040USD in consulting fees by Glidarc Technologies Inc. (a Texas corporation) for process management services provided by Mr. Thomas Cooley. Mr. Thomas Cooley is the President of Glidarc Technologies and a Director of Carbon Resources, a private Cyprus corporation which is a subsidiary of Synergy. As at December 31, 1999, an amount of $190,720USD for services rendered remained due and payable to Glidarc Technologies.

During the fiscal year ended December 31, 1999, Synergy was charged $60,000USD for management services (1998 - $60,000USD) and $15,000USD for rent (1998 - $4,500USD) by CMJ Consulting Ltd, a private Alberta corporation. From October 1997 to September 30, 1999 Ms. Danforth was an officer and director for CMJ Consulting Ltd. as well as Synergy's wholly-owned subsidiary, Stone Canyon Resources Inc. In addition, during the 1998 fiscal year, CMJ Consulting advanced to Synergy investor deposits totaling $156,500USD, which amount remained outstanding as at December 31, 1998. During fiscal 1999, CMJ Consulting advanced an additional $31,383USD to Synergy and converted $166,000USD of the outstanding investor deposits to 332,000 shares of the common stock of Synergy at $0.50USD per unit under a Regulation D Offering. A further $69,000USD from the outstanding accounts payable was also converted to 138,000 shares of common stock of Synergy at $0.50USD per unit under the offering to February 17, 1999. CMJ purchased an additional 124,686 common shares of Synergy under the offering for $62,343USD in April 1999. As at December 31, 1999 an amount of $13,143USD of investor deposits (1998 - $156,500USD) and $76,861USD recorded in the Synergy's accounts payable (1998 - $64,618USD) remained due to CMJ Consulting Ltd. Please note the accounts payable figures reported above include particular invoiced expenses incurred during the general course of business.

During the fiscal year ended December 31, 1998, Synergy received cash advances totaling $200,770USD from Stone Canyon Resources Ltd., a private Alberta corporation and former majority shareholder of Synergy, which also shares two common officers and directors. Amounts advanced were recorded on the financial statements as loans payable. In September 1998 Stone Canyon Resources Ltd. elected to convert $105,000USD of the loans outstanding to 210,000 units of common stock under Synergy's Regulation S offering at $0.50USD per unit.

In September 1998 Stone Canada and Synergy entered into a letter agreement under which Stone Canada agreed to fund the development of a 4-barrel/day gas to liquids demonstration facility under development by Carbon Resources in return for the Canadian marketing and licensing rights to the technology. Pursuant to this agreement, at the fiscal year ended December 31, 1998, Carbon Resources issued an invoice to Stone Canada in the amount of $370,799USD for reimbursement of all costs incurred by Carbon Resources in respect of the development of the 4-barrel/day facility.

During the fiscal year ended December 31, 1998, Stone Canyon received cash advances from Stone Canada of $90,492USD. Stone Canyon retired $40,982USD of the outstanding loans payable over fiscal 1998.

As of December 31, 1998, the consolidated receivable which remained due from Stone Canada totaled $282,351USD.

During the fiscal year ended December 31, 1999, Stone Canada advanced funds to Synergy and its subsidiaries to reduce the amount outstanding at December 31, 1998. In addition, as at December 31, 1999, Syngen (the Synergy subsidiary to which the Gas-to-liquids Technology was transferred from Carbon Resources) invoiced Stone Canada an additional $65,646USD for reimbursement of 4-barrel/day facility expenses incurred over the year. As at December 31, 1999 the consolidated receivable which remained due from Stone Canada totaled $32,067USD.

As of October 31, 2000, Synergy transferred all of the issued and outstanding shares of Stone Canyon Resources Inc., a Colorado corporation, to Stone Canyon Resources Ltd., an Alberta corporation. This transfer was done pursuant to a Share Exchange Agreement dated May 5, 1998, by and among Synergy, Stone Canyon Resources Ltd., Laxarco Holding Limited and Carbon Resources Limited. Prior to this transfer, Stone Canyon Resources Inc. had no operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Synergy's common stock is traded on the OTC/BB under the symbol "OILS". High and low bid prices for the last two fiscal years are set forth below; these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

2000	HIGH	LOW
Third Quarter	$3.00USD	$1.9375USD
Second Quarter	$4.43USD	$1.9375USD
First Quarter	$6.00USD	$0.50USD
1999
Fourth Quarter	$0.8125USD	$0.37USD
Third Quarter	$1.03USD	$0.4375USD
Second Quarter	$2.93USD	$0.59USD
First Quarter	$0.875USD	$0.437USD
1998
Fourth Quarter	$0.875USD	$0.375USD
Third Quarter	$2.125USD	$0.718USD
Second Quarter	$1.938USD	$0.500USD
First Quarter	$1.437USD	$0.400USD

As of September 19, 2000, there were 18 market makers in Synergy's stock. The last available reported trade by the OTC/BB prior to the filing of this report was October 2, 2000, at $1.96875USD per share.

As of August 21, 2000, there were approximately 1,918 record holders of Synergy's stock.

During the last two fiscal years, no cash dividends have been declared on Synergy's stock.

EXECUTIVE COMPENSATION

The following table sets forth information for the individuals who served as the chief executive officer ("CEO") of Synergy during any portion of the last three fiscal years. No disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus for the last completed fiscal year did not exceed $100,000USD. Accordingly, no other executive officers of Synergy are included in the table.

Name and Principal Position	Year	Salary($USD)	All Other Compensation (USD)
Jacquie Danforth Secretary, Treasurer and Director	1997	0	0
Jacquie Danforth Secretary, Treasurer and Director	1998	2,070	33,000[1]
Jacquie Danforth Secretary, Treasurer and Directo r	1999	0	48,000[1]
Cameron Haworth President and Director	1997	0	0
Cameron Haworth President and Director	1998	0	0[2]
Cameron Haworth President and Director	1999	0	0[2]
Thomas E. Cooley President & Director of Syngen Technologies Limited and Director of Carbon Resources Limited	1998	81,666.62	932[3]
Thomas E. Cooley President & Director of Syngen Technologies Limited and Director of Carbon Resources Limited	1999	8,000.00	175,201[3]

1. Ms. Danforth received this compensation in the form of payment of consulting fees to Argonaut Management Group Inc., which is a private corporation owned by Ms. Danforth.

2. Mr. Haworth received options for 100,000 shares of common stock in exchange for his services as President and a member of the Board of Directors for the years 1998 and 1999. Since the exercise price for such options exceeded the market price for the shares during the time that they were earned, no value has been ascribed to such options.

3. Mr. Cooley received this compensation in the form of payment of consulting fees to Glidarc Technologies, which is a private company owned by Mr. Cooley.

Compensation Pursuant to Management Contracts

Ms. Danforth received $3,750.00USD per month for administrative services. Mr. Cooley receives compensation for his services through a consulting agreement between Synergy and Glidarc Technologies (see "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS").

Other Compensation

None; no stock appreciation rights or warrants exist.

Compensation of Directors

Synergy does not pay non-officer directors for their services as such, nor does it pay any director's fees for attendance at meetings. Directors are reimbursed for any expenses incurred by them in their performance as directors.

FINANCIAL STATEMENTS

The following pages include:

1. Annual Financial Statements for the period ended December 31, 1999, including Auditor's Report.
2. Interim Financial Statements for the period ended September 30, 2000.

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
AND
FINANCIAL STATEMENTS

December 31, 1999 and 1998

Report of Independent Certified Public Accountants
Financial Statements:
Consolidated Balance Sheet - December 31, 1999
Consolidated Statements of Operations for the Years Ended
December 31, 1999 and 1998 and for the Period from
November 7, 1996 (Date of Inception) to December 31, 1999
Consolidated Statements of Changes in Stockholders' Equity
(Deficit) for the Cumulative Period from November 7, 1996
(Date of Inception) to December 31, 1999
Consolidated Statements of Cash Flows for the Years Ended
December 31, 1999 and 1998 and for the Period from
November 7, 1996 (Date of Inception) to December 31, 1999
Notes to Consolidated Financial Statements

HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

(801) 532-2200
Member of AICPA Division of FirmsFax (801) 532-7944
Member of SECPS345 East 300 South, Suite 200
Member of Summit International Associates Salt Lake City, Utah 84111-2693

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors

Synergy Technologies Corporation

We have audited the accompanying consolidated balance sheet of Synergy Technologies Corporation and subsidiaries (a company in the development stage) as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the two years then ended and for the cumulative period from November 7, 1996 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Synergy Technologies Corporation and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the two years then ended and for the cumulative period from November 7, 1996 (date of inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has had negative cash flows from operating activities during the years ended December 31, 1999 and 1998 and cumulative from inception through December 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/HANSEN, BARNETT & MAXWELL

March 17, 2000

Salt Lake City, Utah

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1999

ASSETS
Current Assets
Cash	$ 3,082
Receivables - related parties	32,067
Receivables - other	21,285
Prepaid expenses	23,912

Total Current Assets	80,346

Investment	100,000
Office equipment and computers net of accumulated depreciation of $261	1,845

Total Assets	$ 182,191

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$ 1,063,805
Accrued expenses	32,833
Loans payable	522,361
Loans payable - related parties	13,143

Total Current Liabilities	1,632,142

Stockholders' Equity (Deficit)
Common Stock, $0.002 par value; 100,000,000 shares authorized, 11,989,327 shares issued and outstanding	23,980
Additional paid-in capital	1,484,455
Accumulated deficit	(2,958,386)

Total Stockholders' Equity (Deficit)	(1,449,951)

Total Liabilities and Stockholders' Equity Commitments and contingencies (Note 9)	$ 182,191
The accompanying notes are an integral part of these financial statements.

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
	For the Years Ended December 31,		Cumulative Period From November 7, 1996 (Date of Inception) to December 31
	1999	1998	1999
Revenue

Consulting Income	-----	8,927	8,927
		8,927	8,927

Expenses
General and administrative	725,704	640,030	1,400,938
Technology development-Note 1	764,857	79,308	844,165
Drywell expense	551,191	171,019	722,210

Total Expense	2,041,752	890,357	2,967,313

Loss before provision for income tax	(2,041,752)	(881,430)	(2,958,386)

Provision for Income Tax	-----	-----	-----

Net Loss	$ (2,041,752)	$ (881,430)	$ (2,958,386)

Basic and Diluted Loss Per Common Share	$ (0.17)	$ (0.09)	$ (0.28)

Weighted Average Number of Common Shares Used in Calculation	11,671,768	10,070,745	10,608,728
The accompanying notes are an integral part of these financial statements.

SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE CUMULATIVE PERIOD FROM NOVEMBER 7, 1996
(DATE OF INCEPTION) THROUGH DECEMBER 31, 1999
	_____ Common Stock_______________		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance at November 7, 1996	-----	$ -----	$ -----	$ -----	$ -----
Initial capitalization, $0.01 per share	1,000	2	8	-----	10
Issuance of shares for cash, August 1997; $0.01 per share	2,900,007	5,800	23,200	-----	29,000
Shares issued in recapitalization	2,549,500	(5,099)	(5,099)	-----	-----
Unexchanged certificates	(7,143)	(13)	-----	-----	(13)
Shares issued in satisfaction of debt, October 1997, $0.10 per share	4,539,162	9,078	444,838	-----	453,916

Net loss	-----	-----	-----	(35,204)	(35,204)

Balance at December 31, 1997	9,982,526	19,966	462,947	(35,204)	447,709
Issuance of shares for cash, September 1998, $0.50 per share	140,000	280	69,720	-----	70,000

Issuance of shares for conversion of loans payable September 1998, $0.50 per share	210,000	420	104,580	-----	105,000

Net loss	-----	-----	-----	(881,430)	(881,430)

Balance at December 31, 1998	10,332,526	20,666	637,247	(916,634)	(258,721)
Issuance of shares for cash, January 1999 through April 1999, $0.50 per share	957,000	1,914	476,586	-----	478,500

Issuance of shares for services, February 1999, $0.50 per share	138,000	276	68,724	-----	69,000

Issuance of shares for property acquisition March 1999, $0.53125 per share	63,801	128	33,894	-----	34,022

Shares issued for conversion of investor deposits January 1999 through April 1999, $0.50 per share	405,000	810	201,690	-----	202,500

Issuance of shares for cash, April 1999 upon exercise of warrants $1.00 per shar e	40,000	80	39,920	-----	40,000

Issuance of shares for cash, December 1999, $0.50 per share	53,000	106	26,394	-----	26,500

Net Loss	-----	-----	-----	(2,041,752)	(2,041,752)
Balance at December 31, 1999	$ 11,989,327	$ 23,980	$ 1,484,455	$ (2,958,386)	$ (1,449,951)
The accompanying notes are an integral part of these financial statements.

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
	For the Years Ended December 31		Cumulative From November 7, 1996 (Date of Inception) Through December 31
	1999	1998	1999
Cash From Operation Activities
Net Loss	$ (2,041,752)	$ (881,430)	$ (2,958,386)
Adjustment to reconcile net loss Net cash from operations:
Drywell expense	551,191	171,019	722,210
Depreciation	261	334	595
Exchange rate loss	1,773	918	4,086
Loss on disposition of assets	1,333	-----	1,333
Changes in assets and liabilities:
Accounts receivable	(20,620)	13,772	(21,284)
Prepaid expenses and deposits	(22,163)	8,238	(23,926)
Accounts receivable - related parties	338,732	(370,799)	(32,067)
Accounts payable	704,703	390,379	1,132,805
Accrued expenses	32,833	-----	32,833

Net Cash Flows From Operating Activities	(453,709)	(667,569)	(1,141,801)

Cash Flows From Investing Activities
Acquisition of oil and gas properties	(141,085)	(89,023)	(688,188)
Acquisition of property and equipment	(2,106)	(1,667)	(3,773)
Acquisition of equity security	(100,000)	-----	(100,000)

Net Cash Flows From Investing Activities	(243,191)	(90,690)	(791,961)

Cash Flows From Financing Activities
Payment of related party notes payable	(294,483)	412,626	572,059
Proceeds from notes payable	480,656	41,705	522,361
Proceeds from (payments of) investor deposits	(43,330)	245,830	202,500
Sales of Common Stock	545,000	70,000	644,010

Net Cash Flows From Financing Activities	687,843	770,161	1,940,930

Effect of Exchange Rate Changes on Cash	(1,773)	(918)	(4,086)

Net Change in Cash	(10,830)	10,984	3,082
Cash at Beginning of Period	13,912	2,928	-----
Cash at End of Period	$ 3,082	$ 13,912	$ 3,082
The accompanying notes are an integral part of these financial statements.

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - Synergy Technologies Corporation (formerly Automated Transfer Systems Corporation) ("Synergy" or "the Company"), was incorporated in Colorado on February 10, 1997. Stone Canyon Resources, Inc. ("Stone Canyon") was incorporated in Colorado on November 7, 1996. Stone Canyon's operations began in 1997 and it became a wholly owned subsidiary of the Company on November 24, 1997. Both companies were involved in acquiring and developing mineral, oil and gas resources, and technologies related to those resources. The Company's other wholly owned subsidiaries, Carbon Resources Limited, Lanisco Holdings Limited and Syngen Technologies Limited, are Cyprus companies and were organized on April 10, 1998, September 7, 1998 and May 13, 1999, respectively. These companies have been involved in the proving of technology through research and development since their inception.

Reorganization - On October 24, 1997, Synergy entered into a reorganization agreement with Stone Canyon. As a result of the reorganization, the Stone Canyon shareholders became shareholders of the Company whereby each share of Stone Canyon stock was exchanged for one share of Synergy stock. A total of 2,901,007 shares were approved for exchange by the Company. Of such amount all but 7,143 shares have been exchanged.

The reorganization agreement has been considered the reorganization of Stone Canyon and the acquisition of Synergy in a purchase business combination. Prior to the reorganization, Synergy had substantially no net assets and no ongoing business; therefore, the 2,549,500 shares of common stock outstanding at the date of the reorganization were recorded at $0. The reorganization was not deemed to be the acquisition of a business; accordingly no pro forma information is presented. For legal purposes, and per the reorganization agreement, Stone Canyon is considered a wholly owned subsidiary of Synergy.

Prior to the reorganization, Stone Canyon owed $453,916 to a related entity. In the reorgani zation, 4,539,160 shares of common stock were issued at $0.10 per share in full satisfaction of the debt.

Acquisitions - As further discussed in Note 9, Synergy entered into an agreement to acquire a 75% interest in Carbon Resources Limited ("Carbon"), a subsidiary of Laxarco Holding Limited ("Laxarco"), in May 1998 and entered into an agreement for the remaining 25% in June 1999, for 10,000,000 and 3,000,000 shares of Synergy, respectively. Pursuant to these agreements, the shares of Carbon and the shares of Synergy were placed into escrow.

In January 1999, Carbon, through its wholly owned subsidiary, Lanisco Holdings Ltd. ("Lanisco"), obtained the right to acquire the patents for a heavy oil upgrading technology ("CPJ"). The patents for this technology were placed in trust subject to certain research and development expenditures and the payment of certain royalties to the inventor.

As at June 1999, Carbon held the rights to a gas-to-liquids ("GTL") technology and Lanisco held the option to acquire the patents for the CPJ technology. Synergy organized Syngen Technologies Limited ("Syngen") in June 1999 and transferred the GTL technology from Carbon to Syngen and the shares of Carbon were released from escrow in exchange for the placement of the Syngen shares into escrow. Upon release of the Carbon shares from escrow, Carbon and Lanisco became wholly owned subsidiaries of Synergy. The acquisition of Carbon and Lanisco has been recorded on the financial statements as a purchase with no value attributed to the net assets. The Syngen shares remain in escrow and the patents to the CPJ technology remain in trust. Synergy, Stone Canyon Resources Ltd. ("Stone Canada"), a related company, and Texas T Petroleum Ltd. ("Texas T") have been funding the research and development carried out by Syngen, Carbon and Lanisco. Carbon and Lanisco incurred losses in 1998 from research activity. Synergy has recognized all of the losses of Carbon and Lanisco in its 1999 and 1998 statements of operations, with no offset to minority interest. All of the research and development activity for both years has been recorded in the consolidation. The Syngen shares are held in escrow for Laxarco and the CPJ patents are held under the trust agreement. Syngen's GTL research and development activity has been recorded as an expense in the consolidated financial statements. If the GTL technology is not proven, the shares of Syngen will be released from escrow to Laxarco. In that event, the research and development costs will become a receivable to Synergy from Syngen. It is undeterminable at this time whether such a receivable would be collectible. If the GTL technology is proven then the shares of Syngen will be released from escrow to Synergy. The 13,000,000 shares of Synergy will be released from escrow to Laxarco on the occurrence of the following: 10,000,000 shares will be released upon the viability of either the GTL technology or the CPJ technology, whichever occurs first. The remaining 3,000,000 shares will be released upon the viability of the second technology (either CPJ or GTL). Should neither technology prove viable then the shares of Synergy will be returned to treasury.

Principals of Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Stone Canyon for all periods presented, and the accounts and transactions of Synergy from October 24, 1997, and the accounts and transactions of Carbon and Lanisco and the activities of Syngen from their inception. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Business Condition - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Synergy as a going concern. However, Synergy has had no significant income and has had negative cash flows from operating activities during the years ended December 31, 1999 and 1998 and cumulative from inception through December 31, 1999, which conditions raise substantial doubt about Synergy's ability to continue as a going concern. Synergy's continued existence is dependent upon its ability to obtain additional financing. The Company will continue to raise funds from the public and private markets and through arrangements with certain related and unrelated companies with which it is negotiating mutually beneficial agreements for the use of the technologies. However, there is no assurance that additional financing will be realized.

Development Stage Enterprise - Since inception, the Company has spent most of its efforts raising capital and financing the research and development of certain technologies; however, it has not yet had sales sufficient to sustain operations and has relied upon cash flows from financing activities (primarily debt and equity issuances) to sustain operations. Therefore, the Company is considered to be in the development stage.

Technology Development - The amounts reported on the Consolidated Statements of Operations for the years ended December 31, 1999 and 1998 reflect expenditures on the development of the technologies, net of certain GTL development costs charged to Stone Canada for reimbursement under the terms of a letter agreement between the Company and Stone Canada executed in September 1998 (Note 2(III)). The amounts reported for the years ended December 31, 1999 and 1998 are net of expenditures of $65,045 and $361,872, respectively.

Financial Instruments - The amounts reported as cash, receivables, accounts payable, and accrued liabilities are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management at the time of preparation of the financial statements. For the purpose of the statement of cash flows, cash and cash equivalents are defined as demand deposits as well as other funds with original maturities of three months or less.

Foreign Currency Translation - Exchange gains and losses from holding foreign currencies and having liabilities paid in foreign currencies are included in the results of operations.

Property and Equipment - Property and equipment are reported at cost. Minor repairs, enhancements, and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Depreciation expense for the years ended December 31, 1999 and 1998 was $261 and $0, respectively. Major categories of property and equipment and estimated useful lives are as follows:

Estimated Useful Life
Furniture and fixtures	3-7 years
Computer equipment	5 Years

Advertising - Advertising and marketing expense was $28,613 and $162,268 for the years ended December 31, 1999 and 1998, respectively, and $196,465 for the cumulative period from November 7, 1996 to December 31, 1999.

Basic and Diluted Loss Per Share - Basic loss per common share is computed by dividing net loss by the number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share. There were no potentially issuable common shares for the year ended December 31, 1999.

Restatement of Prior Financial Statements - The previously issued December 31, 1999 and 1998 financial statements have been restated to consolidate Carbon and its wholly owned subsidiary, Lansico. Carbon is consolidated due to the releasing of the Carbon shares from escrow as further explained in Note 9, "Carbon Resources Limited", at which time Carbon became a wholly owned subsidiary.

Also, the activities of Syngen have been included in the financial statements based on the Company and related parties having funded Syngen since its inception. The Company and related parties may not benefit from that activity until, and unless, certain technology is proven commercially viable. As further described in Notes 1 & 9, the shares of Syngen are in escrow pending the outcome of the research and development.`

NOTE 2 - RELATED PARTY TRANSACTIONS

(I) During the fiscal year ended December 31, 1999, the Company and its subsidiaries were charged a total of $211,040 in consulting fees by Glidarc Technologies Inc. (a Texas corporation) for process management services. An officer of Glidarc Technologies is also a director of Carbon Resources Limited, a private Cyprus corporation. As at December 31, 1999, an amount of $190,720 for services rendered remained due and payable to Glidarc Technologies, which amount is reflected on the Balance Sheet in accounts payable. This amount was settled for 304,898 shares of common stock of the Company during the first quarter of fiscal year 2000.

(II) During the fiscal year ended December 31, 1999, Synergy Technologies was charged $60,000 for management services and $15,000 for rent by CMJ Consulting Ltd, a private Alberta corporation, which, until September 30, 1999, shared a common officer and director to both Synergy Technologies Corporation and its wholly owned subsidiary, Stone Canyon. In addition, during the 1998 fiscal year, CMJ Consulting advanced to Synergy investor deposits totaling $156,500, which amount remained outstanding as at December 31, 1998. During fiscal 1999, CMJ Consulting advanced an additional $31,383 to Synergy and converted $166,000 of the outstanding investor deposits to 332,000 shares of the common stock of Synergy at $0.50 per unit under a Regulation D Offering. A further $69,000 from the outstanding accounts payable was also converted to 138,000 shares of common stock of Synergy at $0.50 per unit under the offering to February 17, 1999. CMJ purchased an additional 124,686 common shares of Synergy Technologies under the offering for US62,343 in April 1999.

In the fiscal year ended December 31, 1999, Stone Canyon was charged $18,000 for management services and $2,021 for rent by CMJ Consulting Ltd. As of December 31, 1999, loans payable to related parties consisted of $13,143 due and payable to CMJ Consulting Ltd. As of December 31, 1999, accounts payable included the amount of $119,976 due and payable to CMJ Consulting Ltd.

As of September 30, 1999 the common officer and director resigned from CMJ Consulting Ltd. making the company an arm's length corporation.

(III) During the fiscal year ended December 31, 1998, Synergy Technologies received cash advances totaling $200,770 from Stone Canada which shares two common officers and directors with the Company. Amounts advanced were recorded on the financial statements as loans payable. In September 1998 Stone Canada elected to convert $105,000 of the loans outstanding to 210,000 units of common stock under Synergy's Regulation S offering at $0.50 per unit.

In September 1998 Stone Canada and Synergy Technologies entered into a letter agreement under which Stone Canada agreed to fund the development of a 4-bbl/day gas to liquids demonstration facility under development by Carbon in return for the Canadian marketing and licensing rights to the technology. Pursuant to this agreement, at the fiscal year ended December 31, 1998, Carbon issued an invoice to Stone Canada in the amount of $370,799 for reimbursement of all costs incurred by Carbon in respect of the development of the 4-bbl/day facility.

During the fiscal year ended December 31, 1998, Stone Canyon received cash advances from Stone Canada of $90,492. Stone Canyon retired $40,982 of the outstanding loans payable over fiscal 1998.

As of December 31, 1998, the consolidated receivable which remained due from Stone Canada totaled $282,351.

During the fiscal year ended December 31, 1999, Stone Canada advanced funds to Synergy and its subsidiaries to reduce the amount outstanding at December 31, 1998. In addition, as at December 31, 1999, Syngen (the Synergy subsidiary to which the GTL technology was transferred from Carbon, see Notes 1 & 9) invoiced Stone Canada an additional $65,646 for reimbursement of 4-bbl/day facility expenses incurred over the year. As at December 31, 1999 the consolidated receivable which remained due from Stone Canada totaled $32,067.

NOTE 3 - RECEIVABLES - OTHER

Certain expenses for services rendered and supplies acquired in Canada are subject to a federal Goods and Services Tax of 7% which is refundable to the Company at fiscal year end. This amount is refunded to the Company upon filing of a GST return in Canada. For the year ended December 31, 1999, the refund due to the Company was $21,285.

NOTE 4 - OIL AND GAS LEASES

Meadow Deep and D-Sand

On July 1, 1999, certain development leases known as the "Meadow Deep" acquired under a farmout agreement by Stone Canyon in October 1996, reverted back to the original lease holders undeveloped. In August and September 1999, certain development leases known as the "D-Sand" also acquired by Stone Canyon under a farmout agreement with certain founding shareholders October 1996 expired, undeveloped.

Accordingly, during the year ended December 31, 1999, the Company wrote off these oil and gas leases. (See Note 8 - Litigation)

Wilson Creek

During the year the Company and Stone Canyon executed an agreement with Revival Resources Ltd. to acquire Revival's 22.38% after-payout interest in the Wilson Creek Prospect as well as its receptive interests in certain other development leases located in the Province of Alberta. Under the terms of the agreement, the Company issued a total of 63,801 shares of common stock valued at $34,022 in full and final payment for the leases. Subsequent to year end, Stone Canyon received notice from the Operator of the Wilson Creek leases of their intent to abandon the 14-34 well which had been completed in September 1998. Stone Canyon concurred with this decision and has been advised that the total contingent liability with respect to the abandonment of the well in respect of their 33.57% BPO interest is $16,965. Stone Canyon Colorado anticipates abandonment activity will be completed in second quarter of fiscal 2000 and accordingly has written off this lease during the year ended December 31, 1999. Certain other leases acquired during the year remain undeveloped.

Hell's Canyon and Rose Creek

During fiscal 1999 Stone Canyon continued to remit lease rental payments for the Rose Creek leases to keep their 15% interest current and acquired an additional 5% interest in the leases by way of a Stipulation of Interest agreement in June 1999 to bring their total interest in the Rose Creek prospect to 20%. As at December 31, 1999 these leases remained undeveloped and therefore no value has been reflected in the financial statements.

In addition, during fiscal 1999, Stone Canyon continued to remit lease rental payments for the Hell's Canyon leases to keep their 5% interest current. Stone Canyon elected to acquire an additional 6.90% interest in this lease in December 1999 to bring their total interest in the Hell's Canyon prospect to 11.90%. As at December 31, 1999 these leases remained undeveloped and therefore no value has been reflected in the financial statements.

NOTE 5 - LOANS PAYABLE

Loans payable of $322,361 as of December 31, 1999 reflect amounts advanced to Synergy Technologies and its subsidiaries from various arms length corporations for general working capital. These amounts bear no interest and have no stated terms of repayment.

At December 31, 1999, these loans payable reflect a total of $44,594 advanced by Texas T Petroleum Ltd in respect of a refundable deposit pertaining to development of the SYNGEN technology and $11,470 which remained due and payable to Texas T Petroleum Inc. for drilling and completion expenses incurred in fiscal 1998 with respect to Stone Canyon's 33.57% BPO interest in the Wilson Creek well.

NOTE 6 - INCOME TAXES

The Company did not have a current or deferred provision for income taxes for the years ended December 31, 1999 and 1998. Deferred tax assets comprise of the following at December 31, 1999 and 1998:
		1999		1998
Operating loss carry forwards		$1,025,633		$338,660
Organizational costs		2,437		3,249
Less: Valuation allowance		(1,028,070)		(341.909)

Net Deferred Tax Asset	$	-----	$	-----

The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes for the years ended December 31:

		1999		1998
Tax benefit at statutory rate (34%)		$(626,196)		$(299,690)
Non-deductible expenses		539		-----
State taxes, net of federal benefit		(60,524)		(29,088)
Deferred tax asset valuation change		686,161		328,778

Total Income Tax Benefit	$	-----	$	-----

As of December 31, 1999, the Company had U.S. operating loss carryforwards of approximately $1,825,468 which will expire if not used by 2019.

NOTE 7 - COMMON STOCK

In April 1998, the Company commenced a private placement of its common stock pursuant to Regulation S at $0.50 per unit. Each unit consisted of one share of common stock and one warrant exercisable any time prior to April 15, 2000 at $1.00 per share for each warrant exercised. The Company completed this offering in September 1998 with cash proceeds of $70,000 on the sale of 140,000 units and conversion of loans payable of $105,000 on the sale of 210,000 units. No commission fees or other selling expenses were paid.

In November 1998, the Company commenced a private placement of its common stock under Rule 504 of Regulation D at $0.50 per unit. Each unit consisted of one share of common stock and one stock warrant exercisable at any time two (2) years from the date of issue at $1.00 per share for each warrant exercised. The Company completed this offering of 1,500,000 units in April 1999 for a total value of $750,00. The Company issued 957,000 units for cash of $478,500, 138,000 units as compensation for services valued at $69,000, and 405,000 units as conversion of debt from investor deposits in the amount of $202,500. No commission fees or other selling expenses were paid. Subsequent to year end, the Company offered to certain subscribers under the aforementioned Rule 504 private placement the option of canceling the warrant portion of the subscribed for units and participating in an offering of new units made pursuant to Regulation S promulgated by the SEC under the Securities Act of 1933 ("Regulation S"), with each unit consisting of a share of common stock and a warrant to purchase an additional share for $3.50, exercisable at any time two (2) years from the time of subscription. The Company has agreed to keep the offering open until either fully subscribed or April 2001 which would be the expiration date of the warrants under the Rule 504 private placement. The price of these new units is $1.00, which is the same price as the share purchase warrants that have been cancelled. On January 19, 2000, 100,000 of these new units were subscribed for.

In March 1999, the Company issued 63,801 common shares for an additional interest in the Wilson Creek leases discussed in Note 4. This portion of the lease interest was valued at $34,022.

In December 1999, the Company commenced a private placement of its common stock pursuant to Regulation S at $0.50 per unit. Each unit consisted of one share of common stock and one warrant exercisable for a period of one year from the date of issue at $1.00 per share for each warrant exercised. The Company completed this offering subsequent to year end with total proceeds to December 31, 1999 of $26,500 on the sale of 53,000 units. No commission fees or other selling expenses were paid.

The warrants issued in connection with the private placements undertaken in the year ended December 31, 1999 are exercisable at $1.00 and expire within two years from the date of issue. During April 1999, the Company issued 40,000 shares of common stock for cash proceeds of $40,000, or $1.00 per share upon the exercise of warrants. The following table summarizes the warrants to purchase common stock issued and outstanding:
	Years Ended December 31,
	1999	1998
Warrants to purchase common shares, beginning of the year	350,000	-----
Warrants issued during the year	1,553,000	350,000
Warrants exercised during the year	(40,000)	-----

	1,863,000	350,000

As further discussed in Note 9, "Contingent Agreements with Certain Companies", a total of 13,000,000 shares of the Company's common stock under two stock exchange agreements with a Cyprus corporation have been placed into escrow pending the outcome of the technologies reaching "commercial viability" as determined by an independent party. As of December 31, 1999, the shares were still in escrow pending the outcome of this uncertainty.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Litigation -

Bataa Oil, Inc.

During 1996, Stone Canyon purchased interests in certain le asehold properties described above in Note 4. Through December 31, 1997, Stone Canyon paid $458,080 for acquisition costs and development costs associated with such interests. Such amount was paid to Bataa Oil, Inc., by the founding shareholders of Stone Canyon and Stone Canyon paid such amount to the founding shareholders. Bataa Oil, Inc. also served as operator of each lease. Prior to the merger with the Company, Stone Canyon issued a total of 1,700,000 shares of its common stock to certain founders of Stone Canyon, including 411,842 shares to Bataa and its designees and 63,910 shares to Richard and Anita Knight, as part of the consideration for such properties. Such shares were exchanged for an equal number of shares of the Company as part of a share exchange agreement executed in November 1997 between the Company, Stone Colorado and Stone Canada.

Stone Canyon and the Company contend that Bataa represented to Stone Canyon and/or its affiliates that the price for these properties was set at the price paid by Bataa for the same. Stone Canyon and the Company have since learned that Bataa's costs for these properties were far less than the amount charged. The Company has questioned the form of legal title taken for the properties as well as adequate documentation and disclosure of all underlying obligations, liabilities and arrangements relating to the properties between Bataa Oil, Inc. and the vendors. The Company has also learned that some of these leases have been forfeited due to a failure to meet a drilling obligation imposed by one of the vendors. Stone Canyon was not appraised of such obligation prior to the acquisition of its interest in the leases. The Company has been advised by legal counsel that the issuance of the shares to Bataa Oil and its designees was without the kind, amount or form of consideration as authorized by the Board of Directors and could therefore be deemed to be an invalid issuance. In order to protect the interests of all shareholders, the Company has placed a "stop transfer" with the transfer company against all of the founders shares including 411,842 shares of its common stock owned by Bataa Oil and its designees and 63,910 shares owned by Richard and Anita Knight.

As a result of this dispute, Bataa, Richard and Anita Knight and certain others, filed a complaint in the District Court, County of Denver, in the State of Colorado against the Company, its wholly-owned subsidiary, Stone Canyon and Stone Canada, which was previously the Company's sole controlling shareholder. The original complaint asserted only one claim (Breach of Fiduciary Duty and mandatory injunction) against the Company to compel it to remove restrictive legends from the plaintiffs shares of the Company's common stock. The plaintiffs have amended their complaint twice, and as a result, have named additional defendants to this lawsuit, including members of the Company's Board of Directors, the Company's transfer agent (Holladay Stock Transfer Inc.), founding shareholders of Stone Canyon and other individuals. The plaintiffs second complaint also includes causes of action for conversion, civil conspiracy and unjust enrichment. The Company's Answer and Counterclaims denied all material allegations, asserted numerous affirmative defenses and asserted counterclaims against Plaintiffs Bataa Oil, David Calvin and/or Richard and Anita Knight for an accounting, fraud, intentional misrepresentation, breach of fiduciary duty, damages and punitive damages.

The Company disputes the allegations made by the plaintiffs, claims they are untrue and is vigorously defending this lawsuit.

On January 27, 2000, the Company and Texas T Resources, Inc., a Canadian corporation, filed an action in Boulder County District Court, Colorado, (Case No. 2000 CV 131) against Bataa Oil, its owner Mr. David Calvin and other individuals, asserting claims for defamation (Libel or Slander Per Se and Libel or Slander Per Quod), civil conspiracy, international interference with prospective business or economic advantage, injunction and punitive damages. With regards to the Company, these claims are based on events that occurred primarily in December 1999, in which the named Defendants, acting on their own behalf or on behalf of Bataa Oil, Inc., made several false and defamatory statements concerning the Company and/or individuals identified by them as "principals" of Synergy to market analysts, government agencies, elected officials and private entities such as the NASD. The Company believes the purpose of these statements were in general to interfere with and damage the business of the Company and in particular to convince at least one market analyst to reverse his "buy" recommendation to a "sell" recommendation on Synergy stock.

The Company sought and received a Temporary Restraining Order against Defendant David J. Calvin and Defendant Bataa Oil, Inc., as well as, by applicable rule, anyone acting on behalf of Bataa Oil, Inc. to stop any further publication of such false and defamatory statements. By stipulation between the parties and subsequent Order of the Court, such Temporary Restraining Order became a Preliminary Injunction which will remain in effect until the trial in this matter.

Licensing and Consulting Agreements C Effective September 30, 1998, Synergy Technologies entered into an agreement with Stone Canada, whereby Stone Canada committed to fund the design and construction of a 4 bbl per day demonstration facility in the Province of Alberta in exchange for the Canadian marketing and licensing rights to Synergy's proprietary Gas to Liquids technology.

NOTE 9 - CONTINGENT AGREEMENTS WITH CERTAIN COMPANIES

The Company has entered into certain agreements which are contingent upon certain technology reaching commercial viability. The financial accounting effect of these agreements have not been recorded pending the outcome of the contingency. A summary of the agreements with the various companies follows:

Carbon Resources Limited - Carbon Resources Limited ("Carbon") is a private Cyprus corporation, a wholly owned subsidiary of Synergy Technologies, and the 100% shareholder of Lanisco Holdings Limited (a private Cyprus corporation), which holds the rights to acquire the CPJ Process, a proprietary and patented technology for the upgrading of heavy crudes to conventional light oils.

On May 1, 1998 Carbon and Laxarco Holdings Ltd. ("Laxarco") (the sole shareholder of Carbon) entered into agreements granting Carbon the rights to acquire the patented SYNGEN technology contingent upon Carbon fulfilling certain terms and conditions outlined in a technology transfer agreement. On May 5, 1998, Carbon and Laxarco entered into a share exchange agreement with Synergy Technologies Corporation and Stone Canyon Resources Ltd., (its then major shareholder), granting Synergy Technologies the rights to acquire 75% of the issued shares of Carbon (and thereby a 75% interest in the SYNGEN technology). Under the exchange agreement, Synergy would exchange 10,000,000 shares of common stock for 75% of the shares of Carbon. The share exchange was contingent upon Synergy Technologies assuming the terms and conditions agreed to by Carbon in the original technology transfer agreement. 3,750 common shares of Carbon (75% of the issued shares) and 10,000,000 shares of Synergy Technologies Corporation were placed in escrow subject to the terms of the agreement.

On January 6, 1999, Carbon acquired all issued and outstanding shares of Lanisco Holdings Limited, making Lanisco a wholly owned subsidiary, which held the rights to a second patent pending technology, the CPJ process, subject to funding commitments.

On January 8, 1999, Synergy Technologies reached a verbal agreement with Texas T Petroleum Ltd., a Colorado oil and gas corporation, ("Texas T Petroleum"), whereby Texas T Petroleum received an option to negotiate the acquisition of up to 50% of the shares of Carbon in exchange for the payment of $100,000 cash and the expenditure of an additional $100,000 towards development of the CPJ technology. Synergy advanced $100,000 of such funds to Lanisco for the purchase of 1,000,000 units of Texas T Petroleum. Each unit is comprised of one (1) share of common stock and one stock warrant to acquire an additional share for a period of three years from the date of issue at $1.00 per share.

Effective June 25, 1999, Carbon, Laxarco Holding and Synergy Technologies agreed to amend the original share exchange agreement and Synergy Technologies was granted the right to acquire the remaining 25% of the shares of Carbon. Under the exchange agreement, Synergy would exchange 3,000,000 shares of common stock for the remaining 1,250 shares of Carbon. The 3,000,000 shares of the Company and 1,250 shares of Carbon were placed with the escrow agent.

To facilitate an agreement with respect to the CPJ process, Carbon, Laxarco Holding and Synergy Technologies agreed to amend the original share exchange agreements to transfer the SYNGEN technology from Carbon to a newly incorporated subsidiary of Synergy Technologies. Effective June 25, 1999 Synergy Technologies incorporated Syngen Technologies Limited and the SYNGEN technology was transferred from Carbon to Syngen. The shares of Syngen, the newly incorporated subsidiary, were placed in escrow subject to the terms of the original technology transfer agreement executed between Carbon and Laxarco, the shares of Carbon were released from escrow and Carbon became a wholly-owned subsidiary of Synergy Technologies. The CPJ technology is held in escrow subject to funding and development commitments by Synergy.

On June 26, 1999, Synergy Technologies executed a share exchange agreement with Texas T Petroleum whereby Texas T Petroleum will acquire 50% of the issued and organized shares of Carbon in exchange for the issuance of 2,000,000 units of Texas T Petroleum, each unit consisting of one share of common stock and one stock warrant entitling the holder to purchase one (1) additional share of Texas T Petroleum at $1.00 per share within two years of June 26, 1999, and the payment of $900,000 by Texas T for the development of the CPJ technology. The 2,000,000 units of Texas T Petroleum and 5,000 shares of Carbon are reserved for issue upon fulfillment by Texas T Petroleum of the terms of the agreement.

During the course of fiscal 1999, Carbon has continued to develop the CPJ technology held by its wholly owned subsidiary, Lanisco Holdings Limited, under the financial support of Texas T Petroleum Ltd. Carbon intends to carry-on with development of the CPJ Process in co-operation with Lanisco Holdings and Texas T Petroleum during fiscal 2000.

Syngen Technologies Limited - Syngen Technologies Limited ("Syngen") incorporated June 25, 1999 is a private Cyprus corporation and a 100% owned subsidiary of Synergy Technologies Corporation contingent upon the terms of two share exchange agreements dated May 5, 1998 and June 25, 1999, respectively.

Syngen holds the rights to a proprietary and patented technology called "SYNGEN" which converts natural gas to synthesis gas. (See Carbon Resources Limited above, paragraph 6.) The shares of Syngen remain in trust with an escrow agent until the fulfillment of the terms and conditions of the agreements. Should Synergy Technologies fail to fulfill the terms and conditions of the agreements, the shares of Syngen (and therefore the SYNGEN technology), would revert to the original holders and the shares of Synergy Technologies Corporation in trust with the escrow agent would be returned to treasury.

Lanisco Holdings Limited and Texas T Petroleum, Ltd - Lanisco Holdings Limited ("Lanisco"), is a private Cyprus Corporation and a 100% owned subsidiary of Carbon Resources Limited (a private Cyprus corporation).

Lanisco holds the rights to acquire proprietary and patented technology called "CPJ" which converts so called heavy oils into lighter oils.

Lanisco entered into agreements January 6, 1999 whereby it was granted the rights to acquire the CPJ technology from the Inventor, in return for expending $1,000,000 to commercialize the technology, and payment of a royalty of 65% of the net proceeds received from any license fees, royalties or any such other revenues earned until payment of a total of $1,000,000 to the Inventor, at which time the royalty would revert to 35% of any net proceeds received from any revenue generated by the technology. (Net proceeds to be defined as gross revenues less reasonable operating expenses including R&D expenses).

Two further agreements entered into in January 1999 and June 1999, between Synergy Technologies (the 100% shareholder of Carbon Resources Limited) and Texas T Petroleum granted Texas T Petroleum the right to acquire 50% of the shares of Carbon (and thereby acquire a 50% interest in the CPJ technology). Please refer to Carbon Resources Limited above, paragraphs 4 and 7 for a detailed explanation of these agreements.

At December 31, 1999, Lanisco, Carbon and Texas T Petroleum worked in co-operation to re-construct the 2 bbl/day pilot CPJ unit at laboratory facilities in Calgary, Alberta to permit testing of various heavy crude samples for potential licensees.

In addition, Lanisco, Carbon Resources and Texas T Petroleum have commissioned and received a detailed cost estimate for the construction of a 100 bbl/day pilot unit expected to commence construction in the Province of Alberta in fiscal year 2000.

Lanisco intends to generate annual revenues through the licensing of the CPJ technology to a variety of international corporations and host countries, and by the generation of royalty revenues from operational CPJ facilities.

NOTE 10 - SUBSEQUENT EVENTS

Pursuant to a private placement of its common stock pursuant to Regulation S commenced in December 1999 at $0.50 per unit. Each unit consisted of one share of common stock and one warrant exercisable for a period of one year from the date of issue at $1.00 per share for each warrant exercised. In January 2000 10,000 units were sold for total proceeds of $5,000. A total of 63,000 units were sold under the placement for total proceeds of $31,500.

On January 5, 2000 the Company approved the Year 2000 Employees Stock Award Plan, which authorized awards of up to 1,500,000 shares of common stock. As of March 17, 2000 a total of 1,114,815 shares were issued under the plan as compensation for bonafide services actually rendered.

On January 14, 2000, a Financing and Security Agreement was entered into by and among Stone Canada and the Company (collectively the "Borrowers") and James E. Nielson and Wood River Trust (collectively the "Lenders"), in regard to a loan in the amount of $300,000 for allocation towards development of the 4-bbl/day per day SYNGEN demonstration plant. As security for this loan, Stone Canada has assigned to the Lenders all of its rights to payment under its funding agreement with the IERD. The Lenders' interest in the collateral expires after a period of ninety (90) days following the initial start up of the SYNGEN demonstration plant. At that time prior thereto, the lenders may choose to convert the loaned amount into 600,000 units of Synergy Technologies, with each unit to consist of one share of common stock and one warrant to purchase an additional share of common stock for $1.00 per share. Such conversion right applies to all or any portion of the loan, at the Lenders' discretion. If the loan is not converted, then the principal amount of the loan ($300,000) and all accrued interest thereon will be released to the Lenders as payment in full, and any additional amounts in the escrow account will be released to Stone Canyon.

On January 14, 2000, a second Financing and Security Agreement was entered into by and among Stone Canada and the Company (collectively the "Borrowers") and Caribbean Overseas Investments Ltd. (the "Lender") with the same terms as the above-described financing agreement, except the loan amount was $50,000, convertible into 100,000 units.

On January 19, 2000, the Company commenced a private placement of shares of its common stock pursuant to Regulation S. Subsequent to the year ended December 31, 1999, the Company accepted subscriptions to this offering for the sale of 100,000 shares at $1.00 per share.

On January 2000 Synergy approved the implementation of three stock option plans which had previously received shareholder approval, under which a total of 3,000,000 shares of common stock were reserved for exercise by directors, officers, advisory board members, employees and consultants at $1.00 per share for a period of 10 years from the date of grant. During February 2000 the Company filed with the SEC Registration Statements on Form S-8 in respect of these three (3) stock option plans. As of March 17, 2000 a total of 80,000 options had been exercised.

NOTE 11 - CASH FLOW INFORMATION

Supplemental Cash Flow Information - There were no cash payments for interest or income taxes during the years ended December 31, 1999 and 1998.

Noncash Investing and Financing Activities - As part of the August 1997 recapitalization agreement with Stone Canyon Resources Inc., the Company issued 2,901,007 common shares. During the year ended December 31, 1997, 4,539,162 shares of common stock were issued upon conversion of $453,916 of debt.

At December 31, 1998 the Company determined that the petroleum and natural gas interests it held with a historical value of $171,019 had no value and were written off as dry well expenses.

During the year ended December 31, 1999, the Company issued 138,000 shares of common stock upon conversion of $69,000 of accounts payable. In 1999, investor deposits of $202,500, which were received in 1998, were converted to 405,000 shares of the Company's common stock. The Company issued 63,801 common shares for petroleum and natural gas interests with a value of $34,022. At December 31, 1999, the Company determined that the petroleum and natural gas interests it held with a historical value of $551,191 had no value and were written off as dry well expenses.

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

Financial Statements:

Consolidated Balance Sheet - September 30, 2000

Consolidated Statement of Operations for Periods Ended September 30, 2000 and 1999 and for the Period from November 7, 1996 (Date of Inception) to September 30, 2000

Consolidated Statements of Cash Flows for the Nine Month Periods ended September 30, 2000 and 1999 and for the Period from November 7, 1996 (Date of Inception) to September 30, 2000

Notes to Consolidated Financial Statements

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET

September 30, 2000

ASSETS
2000
Current Assets
Cash	$685,987
Receivables	472,204
Receivables - related parties	563,435
Prepaid expenses	63,606
Total Current Assets	1,785,232

Investments	100,000
Office equipment and computers
Net of accumulated depreciation of $9,330	45,456
Royalty reduction	1,062,500

Total Assets	$2,993,188

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$351,916
Accrued expenses	129,736
Loans payable	716,050
Shareholders' deposits	200,000
Total Current Liabilities	1,397,702

Long Term Liabilities
Notes payable	2,250,000
Total Liabilities	$3,647,702

Stockholders' Equity (Deficit)
Common stock, $0.002 par value, 50,000,000 shares
Authorized, 13,498,843 issued and outstanding	$29,716
Additional paid in capital	7,228,672
Unearned compensation	(133,584)
Accumulated deficit	(7,779,318)
Total Stockholders' Equity (Deficit)	(654,514)

Total Liabilities and Stockholders' Equity	$2,993,188

Contingent Agreements - Note 9

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

SYNERGY TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATION
	For the Three months ended September 30		For the Nine months ended September 30		Cumulative Period from November 7, 1996 (Date of Inception) to September 30, 2000
	2000	1999	2000	1999
Option income	$-	$-	$-	$200,000	200,000
Interest income	18,847	-	18,847	-	18,847
Consulting Income	-	-	-	454	8,927
	18,847	-	18,847	200,454	227,774
Expenses
General and administrative	567,120	166,339	1,289,344	517,315	2,690,281
Stock option compensation	51,208	-	784,333	-	784,333
Technology development	143,253	180,977	516,103	580,678	1,360,268
Dry well expenses	-	-	-	551,095	722,210
Total Expenses	761,581	347,316	2,589,780	1,649,088	5,557,092
Gain (Loss) from Operations	(742,734)	(347,316)	(2,570,933)	(1,648,634)	(5,329,318)
Other Expenses
Amortization of Debt Discount and Offering Costs	(1,350,000)	-	(2,250,000)	-	(2,250,000)
Gain (Loss) Before Taxes	(2,092,734)	(347,316)	(4,820,933)	(1,648,634)	(7,779,318)
Provision for Income Tax	-	-	-	-	-
Net Income (Loss)	$(2,092,734)	$(347,316)	$(4,820,933)	$(1,648,634)	(7,779,318)
Basic and Diluted Gain (Loss)per Common Share	$(0.16)	$(0.03)	$(0.39)	$(0.14)	(0.79)
Weighted Average Number of Common Shares Used in Calculation	13,026,017	11,936,327	12,256,732	11,585,994	9,874,725

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDARIES
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOW
	For the Nine Months Ended September 30		Cumulative Period from November 7, 1996 (Date of Inception) to September 30, 2000
	2000	1999
Cash From Operating Activities
Net Loss	(4,820,933)	(1,448,634)	(7,579,318)
Adjustment to reconcile net loss to net cash from operations
Dry well expense	-	551,095	722,210
Depreciation	9,069	-	9,664
Amortization of unearned compensation	784,333	-	784,333
Amortization of debt discount and offering costs	2,250,000	-	2,250,000
Issuance of shares for services	7,822	-	7,822
Exchange rate loss (gain)	28,743	(2,255)	32,829
Loss on disposition of assets	-	1,333	1,333
Changes in assets and liabilities
Accounts receivable	(450,920)	(17,866)	(472,204)
Prepaid expenses and deposits	(39,695)	(35,750)	(63,621)
Accounts receivable - related parties	(491,360)	322,539	(523,427)
Accounts payable	(213,716)	433,605	919,089
Accrued expenses	96,903	32,833	129,736
Net Cash Flows From Operating Activities	(2,839,754)	(163,100)	(3,981,554)
Cash From Investing Activities
Acquisition of oil and gas properties	-	(175,011)	(688,188)
Acquisition of property and equipment	(52,679)	(1,143)	(56,452)
Acquisition of equity security		(100,000)	(100,000)
Net Cash Flows from Investing Activities	(52,679)	(276,154)	(844,640)
Cash From Financing Activities
Proceeds from (payments to) notes payable
- related parties	(13,143)	(307,626)	558,916
Proceeds from (payments to) notes payable	420,525	239,035	942,886
Proceeds from investor deposits	200,000	-	402,500
Net Proceeds from convertible debt	2,137,500	-	2,137,500
Sales of Common Stock	859,199	518,500	1,503,209
Net Cash Flows from Financing Activities	3,604,081	449,909	5,545,011
Effect of Exchange Rate Changes on Cash	(28,743)	2,255	(32,830)
Net Change in Cash	682,905	12,910	685,987
Cash at Beginning of Period	3,082	13,912	-
Cash at End of Period	$685,987	$26,822	$685,987

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

SYNERGY TECHNOLOGIES CORPORATION AND SUBSIDARIES
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Consolidated Financial Statements - The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, all necessary adjustments (which include only normal, recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. Certain information and note disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the December 31, 1999 annual report on Form 10-KSB. The results of operations for the three month and nine month period ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the full year.

Nature of Operations - Synergy Technologies Corporation (formerly Automated Transfer Systems Corporation) ("Synergy" or "the Company"), was incorporated in Colorado on February 10, 1997. Stone Canyon Resources, Inc. ("Stone Canyon") was incorporated in Colorado on November 7, 1996. Stone Canyon's operations began in 1997 and it became a wholly owned subsidiary of the Company on November 24, 1997. Both companies were involved in acquiring and developing mineral, oil and gas resources, and technologies related to those resources. The Company's other wholly owned subsidiaries, Carbon Resources Limited, Lanisco Holdings Limited and Syngen Technologies Limited, are Cyprus companies and were organized on April 10, 1998, September 7, 1998 and May 13, 1999, respectively. These companies have been involved in the proving of technology through research and development since their inception.

Reorganization - On October 24, 1997, Synergy entered into a reorganization agreement with Stone Canyon. As a result of the reorganization, the Stone Canyon shareholders became shareholders of the Company whereby each share of Stone Canyon stock was exchanged for one share of Synergy stock. The Company approved a total of 2,901,007 shares for exchange. Of such amount all but 7,143 shares have been exchanged. Subsequent to the quarter ended September 30, 2000, such 7,143 shares were recieved and forwarded to the Company's transfer agent for exchange.

The reorganization agreement has been considered the reorganization of Stone Canyon and the acquisition of Synergy in a purchase business combination. Prior to the reorganization, Synergy had substantially no net assets and no ongoing business; therefore, the 2,549,500 shares of common stock outstanding at the date of the reorganization were recorded at $0. Because Synergy had no net assets and no ongoing business, no pro forma information is presented. For legal purposes, and per the reorganization agreement, Stone Canyon is considered a wholly owned subsidiary of Synergy.

Prior to the reorganization, Stone Canyon owed $453,916 to a related entity. In the reorganization, 4,539,162 shares of common stock were issued at $0.10 per share in full satisfaction of the debt.

Acquisitions - As further discussed in Note 9, in May, 1998, Synergy entered into an agreement with Laxarco Holding Limited ("Laxarco") to acquire a 75% interest in Carbon Resources Limited ("Carbon"), a subsidiary of Laxarco, and in June, 1999 entered into a further agreement with Laxarco for the remaining 25% for 10,000,000 and 3,000,000 shares of Synergy, respectively. Pursuant to these agreements, the shares of Carbon and the shares of Synergy were placed into escrow.

In January 1999, Carbon, through its wholly owned subsidiary, Lanisco Holdings Ltd. ("Lanisco"), obtained the right to acquire the patents for a heavy oil upgrading technology (referred to as "CPJ"). The patents for this technology were placed in trust subject to certain research and development expenditures and the payment of certain royalties to the inventor.

As at June 1999, Carbon held the rights to a gas-to-liquids ("GTL") technology and Lanisco held the option to acquire the patents for the CPJ technology. Synergy organized Syngen Technologies Limited ("Syngen") in June 1999 and transferred the GTL technology from Carbon to Syngen and the shares of Carbon were released from escrow in exchange for the placement of the Syngen shares into escrow. Upon release of the Carbon shares from escrow, Carbon and Lanisco became wholly owned subsidiaries of Synergy. The acquisitions of Carbon and Lanisco have been recorded on the financial statements as a purchase with no value attributed to the net assets. The Syngen shares remain in escrow and the patents to the CPJ technology remain in trust (see "Note - 10 SUBSEQUENT EVENTS"). Synergy, Stone Canyon Resources Ltd. ("Stone Canada"), which is a related company by virtue of common directors, and Texas T Petroleum Ltd. ("Texas T") have been funding the research and development carried out by Syngen, Carbon and Lanisco. Carbon and Lanisco incurred losses in 1999 and 1998 from research activity. Synergy has recognized all of the losses of Carbon and Lanisco in its 1999 and 1998 statements of operations, with no offset to minority interest. All of the research and development activity for both years has been recorded in the consolidation. The Syngen shares are held in escrow for Laxarco and the CPJ patents are held under the trust agreement. Syngen's GTL research and development activity has been recorded as an expense in the consolidated financial statements. Subsequent to the quarter ended September 30, 3000, the parties agreed to release from escrow all of the Laxarco shares and the Syngen shares (see "Note 10 - other events").

Principals of Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Stone Canyon for all periods presented, and the accounts and transactions of Synergy from October 24, 1997, and the accounts and transactions of Carbon and Lanisco and the activities of Syngen from their inception. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Business Condition - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Synergy as a going concern. However, Synergy has had no significant income and has had negative cash flows from operating activities during the years ended December 31, 1999 and 1998 and cumulatively from inception through September 30, 2000, which conditions raise substantial doubt about Synergy's ability to continue as a going concern. Synergy's continued existence is dependent upon its ability to obtain additional financing. The Company will continue to raise funds from the public and private markets and through arrangements with certain related and unrelated companies with which it is negotiating mutually beneficial agreements for the use of the technologies. However, there is no assurance that additional financing will be realized.

Development Stage Enterprise - Since inception, the Company has spent most of its efforts raising capital and financing the research and development of certain technologies; however, it has not yet had sales sufficient to sustain operations and has relied upon cash flows from financing activities (primarily debt and equity issuances) to sustain operations. Therefore, the Company is considered to be in the development stage.

Technology Development - The amount reported on the Consolidated Statements of Operations for the cumulative period from November 7, 1996 (Date of Inception) to September 30, 2000 reflects expenditures on the development of the technologies, net of certain GTL development costs charged to Stone Canada at the end of fiscal 1998 and 1999 for reimbursement under the terms of a letter agreement between the Company and Stone Canada executed in September 1998 (See Note 2(II) "RELATED PARTY TRANSACTIONS"). The cumulative amount reported to September 30, 2000 is net of expenditures of $426,917 which were invoiced to Stone Canada.

Financial Instruments - The amounts reported as cash, receivables, accounts payable, and accrued liabilities are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management at the time of preparation of the financial statements. For the purpose of the statement of cash flows, cash and cash equivalents are defined as demand deposits as well as other funds with original maturities of three months or less.

Foreign Currency Translation - Exchange gains and losses from holding foreign currencies and having liabilities paid in foreign currencies are included in the results of operations.

Property and Equipment - Property and equipment are reported at cost. Minor repairs, enhancements, and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Major categories of property and equipment and estimated useful lives are as follows:

Estimated Useful Life

Furniture and fixtures	3 - 5 years
Computer Equipment	2 years

Basic and Diluted Loss Per Share - Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share.

Restatement of Prior Financial Statements - The previously issued December 31, 1999 and 1998 financial statements were restated to consolidate Carbon and its wholly owned subsidiary, Lansico. Carbon is consolidated due to the releasing of the Carbon shares from escrow as further explained in Note 9, "Carbon Resources Limited", at which time Carbon became a wholly owned subsidiary.

Also, the activities of Syngen have been included in the financial statements based on the Company and related parties having funded Syngen since its inception. The Company and related parties may not benefit from that activity until, and unless, certain technology is proven commercially viable. As further described in Note 10, until recently the shares of Syngen have been held in escrow.

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the nine-month period ended September 30, 2000, the Company and its subsidiaries were charged a total of $110,680 in consulting fees by Glidarc Technologies Inc. (a Texas corporation) for process management services. Mr. Thomas Cooley, an officer of Glidarc Technologies, is also a member of the Board of Directors of Carbon Resources Limited, a wholly-owned subsidiary of the Company and, during the quarter ended September 30, 2000, became a member of the Board of Directors of the Company. An amount of $190,720 for services rendered which remained due and payable to Glidarc Technologies at December 31, 1999, was settled during the quarter ended March 31, 2000 for 304,989 shares of common stock of the Company. The amount of $19,116 relating to services provided through September 30, 2000 remained due and payable to Glidarc at the end of this latest quarter.

In September 1998, Stone Canada and Synergy Technologies entered into a letter agreement under which Stone Canada agreed to fund the development of a 4-bbl/day gas to liquids demonstration facility in return for the Canadian marketing and licensing rights to the GTL or Syngen technology. Pursuant to this agreement, from the period September 30, 1998 to the period ended December 31, 1999, invoices totaling $426,917 had been issued to Stone Canada for reimbursement of all costs incurred by the Company or its subsidiaries in respect of the development of the 4-bbl/day facility.

During the nine month period ended September 30, 2000 Synergy made advances to Stone Canada with respect to the development of the 4-bbl/day-demonstration facility. During this same nine month period, Stone Canada has made various payments to reduce these amounts outstanding. As at September 30, 2000, $240,235 in consolidated receivables were due from Stone Canada. In addition, during the quarter ended September 30, 2000, the Company issued 646,400 shares of common stock to certain investors as a result of such investors electing to convert promissary notes from the Company and Stone Canada into units of the Company at $0.50 per unit. See Note 7 "Common Stock" below. Related party receivables also include an amount of $323,200 due from Stone Canada to the Company in connection with the issuance of such shares of common stock.

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

NOTE 5 - LOANS PAYABLE

Loans payable of $516,050 as of September 30, 2000 reflect an amount of $441,456 payable to Texas T Petroleum, a partner in the development of the CPJ process, and various other unrelated payables totaling $74,594.

NOTE 7 - COMMON STOCK

In November 1998, the Company commenced a private placement of its common stock under Rule 504 of Regulation D at $0.50 per unit. Each unit consisted of one share of common stock and one stock warrant exercisable at any time two (2) years from the date of issue at $1.00 per share for each warrant exercised. The Company completed this offering of 1,500,000 units in April 1999 for a total value of $750,000. The Company issued 957,000 units for cash of $478,500, 138,000 units as compensation for services valued at $69,000, and 405,000 units as conversion of debt from investor deposits in the amount of $202,500. No commission fees or other selling expenses were paid. Subsequent to year end, the Company offered to certain subscribers under the aforementioned Rule 504 private placement the option of canceling the warrant portion of the subscribed for units and participating in an offering of new units made pursuant to Regulation S promulgated by the SEC under the Securities Act of 1933 ("Regulation S"), with each unit consisting of a share of common stock and a warrant to purchase an additional share for $3.50, exercisable at any time two (2) years from the time of subscription. The Company has agreed to keep the offering open until either fully subscribed or April 2001 which would be the expiration date of the warrants under the Rule 504 private placement. The price of these new units is $1.00, which is the same price as the share purchase warrants that have been cancelled. On January 19, 2000, 100,000 of these new units were subscribed for. During the period ended September 30, 2000, the Company accepted this subscription. As at September 30, 2000 the subscribed for shares remained reserved for issue.

In December 1999, the Company commenced a private placement of its common stock pursuant to Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933 ("Regulation S") at $0.50 per unit, each unit consisting of one share of common stock and one warrant exercisable for a period of one year from the date of issuance at $1.00 per share. In January 2000, 10,000 units were sold for total proceeds of $5,000.

On January 5, 2000 the Company approved the Year 2000 Employees Stock Option and Stock Award Plan, which authorized awards of up to 1,500,000 shares of common stock. As of September 30, 2000 a total of 1,205,763 shares had been issued under the plan as compensation for bonafide services actually rendered with 25,000 options being granted during the three (3) month period ended June 30, 2000.

On January 14, 2000, a Financing and Security Agreement was entered into by and among Stone Canyon Resources Ltd. ("Stone Canada") and the Company (collectively the "Borrowers") and James E. Nielson and Wood River Trust (collectively the "Lenders"), in regard to a loan in the amount of $300,000.00 for allocation towards development of the 4 bbl per day SYNGEN demonstration plant. Stone Canada has agreed to hold in trust an equal amount of funds receivable by way of a refund from Natural Resources Canada as collateral for a period of ninety (90) days following the initial start up of the SYNGEN demonstration plant, at which time the Lenders may choose either (i) to convert the loaned amount into 600,000 units of Synergy Technologies, at which time an amount of $300,000 would be released to Synergy from the Stone Canada trust as consideration for the units or (ii) a release of the funds held in trust in an amount equal to the principal balance and all accrued interest therein, with any additional trust funds to be released to Stone Canyon. Each unit would consist of one share of common stock and one warrant to purchase an addition share of common stock for $1.00 per share. As of June 13, 2000, Wood River Trust and James E. Neilson advised the Company of their election to convert the loaned amounts to Synergy units. As a result 600,000 shares of common stock were issued during the quarter ended September 30, 2000, along with warrants to purchase an additional 600,000 shares.

On January 14, 2000, a second Financing and Security Agreement was entered into by and among Stone Canada and the Company and Caribbean Overseas Investments Ltd. (the "Lender") with the same terms as the above-described financing agreement, except the loan amount was $50,000, convertible into 100,000 units. During the quarter ended September 30, 2000, the Lender elected to convert $23,200 of this loan into 46,400 units. As a result 46,400 shares of common stock were issued along with a warrant to purchase an additional 46,400 shares.

On January 19, 2000, the Company commenced a private placement of shares of its common stock pursuant to Regulation S. Subsequent to the period ended September 30, 2000, the Company accepted subscriptions to this offering for the sale of 100,000 shares at $1.00 per share. As at September 30, 2000 the subscribed for shares remained reserved for issue.

On May 25, 2000, the Company commenced a private placement of up to $2,250,000 of its convertible promissory notes (the "Notes"). As of June 30, 2000, the Company had received proceeds of $855,000, net of offering costs $45,000. The Notes are convertible into units of the Company, with each unit comprised of one (1) share of common stock, a warrant to purchase one (1) share of common stock at $4.00 per share and another warrant to purchase an additional share of common stock at $8.00 per share (the "units") at the price of $3.00 per unit. The net proceeds were allocated between the beneficial conversion feature and the promissory notes based on their relative fair values. The fair value of the unit was determined using the fair value of the underlying common stock and the warrants on the commitment date. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 169%, risk-free interest rate of 6.38% and estimated life of two years. The beneficial conversion feature was allocated all of the net proceeds resulting in a discount on the Notes of $855,000. Since the Notes are convertible upon issuance, the discount was immediately amortized and resulted in amortization expense of $855,000. The private placement was conducted pursuant to Regulation D promulgated by the SEC under the Securities Act of 1933 and was offered only to accredited investors or others deemed appropriate by the Company. The private placement was fully subscribed and closed on July 26, 2000. The Company used the services of Belle Haven Investments L.P. as selling agent for the private placement. Belle Haven received a cash commission of 5% of every Note sold. Belle Haven also received a warrant to purchase up to 52,666 units at the exercise price of $3.00 per unit. The Company also issued a warrant for 32,000 units to other individuals for finders' fees in completing this private placement. Each of such warrants were issued subsequent to the quarter ended September 30, 2000 and are thus not reflected in the accompanying financial statements.

The warrants issued in connection with the private placements undertaken in the fiscal years ended December 31, 1999 and 1998 are exercisable at $1.00 per share, and expire within two years from the date of issue. During the nine month period ended September 30, 2000, the Company issued 426,000 shares of common stock upon the exercise of warrants for cash proceeds of $426,000, or $1.00 per share. The following table summarizes the warrants to purchase common stock issued and outstanding:

Warrants outstanding at December 31, 1999	1,863,000
Warrants exercised at $1.00 per share	(426,000)
Warrants issued (see above)	646,400
Warrants cancelled (see above)	(1,264,000)
Warrants outstanding at September 30, 2000	819,400

As further discussed in Note 9, "Contingent Agreements with Certain Companies", a total of 13,000,000 shares of the Company's common stock under two stock exchange agreements with a Cyprus corporation have been placed into escrow pending the outcome of the technologies reaching "commercial viability" as determined by an independent party. As of September 30, 2000, the shares were still in escrow pending the outcome of this uncertainty. Subsequent to the quarter the Board of Directors approved the release of the 13,000,000 shares from escrow. See Note 9 "Contingent Agreements with Certain Companies" below.

During the quarter ended September 30, 2000, the Company issued to Dr. Pierre Jorgensen 500,000 shares of common stock in connectin with his agreement to reduce his royalty to earnings realized on the CPJ Technology. The Company valued those shares at $2.125 per share for a total of $1,062,500 as of September 25, 2000.

Stock Options

(a) On January 5, 2000, the Company approved the 1998 Directors and Employees Stock Option and Stock Award Plan, which authorized options to purchase 900,000 shares of common stock. The Company's shareholders previously approved the granting of these options on June 5, 1999. During the six month period ended September 30, 2000 options to purchase 400,000 shares were granted to directors, options to purchase 250,000 shares were granted to employees, and options to purchase 250,000 shares were granted to third parties as compensation for services. The plan was fully subscribed and no further options are available for issue under this plan.

(b) On January 5, 2000 the Company also approved the 1999 Directors and Employees Stock Option and Stock Award Plan which authorized options to purchase 1,000,000 shares of common stock. The Company's shareholders previously approved the granting of these options on September 30, 1999. During the nine month period ended September 30, 2000, options to purchase 160,000 common shares were granted to employees and options to purchase 210,000 common shares were granted to third parties as compensation for services. During the quarter ended September 30, 2000, 10,000 of these options were cancelled.

(c) On January 5, 2000, the Company approved the 1999 Directors and Advisory Board Members Stock Option Plan, pursuant to which the Company can grant options to members of the Company's board of directors and advisory board to purchase up to 1,100,000 shares of common stock. During the nine month period ended September 30, 2000 option to purchase 350,000 common shares were granted to directors and options to purchase 500,000 common shares were granted to advisory board members under this plan.

(d) On March 3, 2000, the Company granted stock options to purchase 100,000 shares of common stock at $2.25 per share to a third parties as consideration for the use of certain property. The options vested immediately and expire March 3, 2003. The options granted were valued at their fair value of $394,000.

Pursuant to notes a, b and c above during the nine month period ended September 30, 2000, a total of 1,160,000 options to purchase common shares at $1.00 per share were granted to various employees and directors under the plans described above. These options expire January 2, 2010. The vesting period has not yet been determined. As stated in (b) above, during the quarter ended September 30, 2000, 10,000 of the options were cancelled.

Further, the Company granted stock options to purchase 1,085,000 shares of common stock at $1.00 per share to third parties as compensation for services. Of the options granted, 768,333 options have been treated as being vested immediately. This vesting may be amended on subsequent statements. The options expire January 2, 2010. 316,667 of the options vest according to a schedule over two years and expire January 13, 2005. The options granted were valued at their fair value of $695,000 on the grant date, which amount will be recognized by the Company as the options vest. During the nine months ended September 30, 2000 $561,353 of unearned compensation was amortized as compensation expense. The fair value of the options was determined by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, weighted average expected volatility of 170%, weighted average risk-free interest rate of 6.44% and expected life of 1 year.

A summary of the status of the Company's stock options as of September 30, 2000 and changes during the three month period then ended are presented below:

	Shares	September 30, 2000 Weighted Average Exerise Price
Outstanding at beginning of year:	-	$
Granted	2,245,000	1.06
Outstanding at end of Period	2,140,000	1.06
Options exercisable at End of Period	1,823,333	1.06
Weighted average fair value of options granted during the year		$0.85

The following table summarizes information about stock options outstanding at September 30, 2000:

Options Outstanding			Options Exercisable
Range of Excercise prices	Number Outstanding at 9.30.2000	Weighted Remaining Contractual Life	Weighted Average Excercise Price	Weighted Number Exercisable at 9.30.2000	Average Excercise Price
$1.00 - $2.25	2,140,000	7.99 years	$1.06	1,823,333	$1.06

The Company measures compensation to employees under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation for options to outside directors is measured using the fair value method set forth under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. There was no Stock-based compensation charged to operations during the nine months ended September 30, 2000 from options granted to employees and to outside directors, respectively. Had compensation cost for the Company's options granted to employees been determined based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, net loss and loss per share would have increased to the pro forma amounts indicated below:

	For the three months ended September 30		For the nine months ended September 30		Cumulative from (Date of Inception) through
	2000	1999	2000	1999	September 30, 2000
Net Loss:
As Reported	$2,092,734	347,316	4,820,933	1,448,634	7,579,318
Pro Forma	-	-	5,110,933	-	7,896,318
Basic and Diluted loss Per share:
As Reported	$0.16	0.03	0.39	0.13	0.77
Pro Forma	-	-	0.42	-	0.80

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

A. Litigation -

Bataa Oil, Inc.

During 1996, Stone Canyon purchased interests in certain leasehold properties. Through December 31, 1997, Stone Canyon paid $458,080 for acquisition costs and development costs associated with such interests. Such amount was paid to Bataa Oil, Inc., by the founding shareholders of Stone Canyon and Stone Canyon paid such amount to the founding shareholders. Bataa Oil, Inc. also served as operator of each lease. Prior to the merger with the Company, Stone Canyon issued a total of 1,700,000 shares of its common stock to certain founders of Stone Canyon, including 411,842 shares to Bataa and its designees and 63,910 shares to Richard and Anita Knight, as part of the consideration for such properties. Such shares were exchanged for an equal number of shares of the Company as part of a share exchange agreement executed in November 1997 between the Company, Stone Colorado and Stone Canada.

Stone Canyon and the Company contend that Bataa represented to Stone Canyon and/or its affiliates that the price for these properties was set at the price paid by Bataa for the same. Stone Canyon and the Company have since learned that Bataa's costs for these properties were far less than the amount charged. The Company has questioned the form of legal title taken for the properties as well as adequate documentation and disclosure of all underlying obligations, liabilities and arrangements relating to the properties between Bataa Oil, Inc. and the vendors. The Company has also learned that some of these leases have been forfeited due to a failure to meet a drilling obligation imposed by one of the vendors. Stone Canyon was not appraised of such obligation prior to the acquisition of its interest in the leases. The Company has been advised by legal counsel that the issuance of the shares to Bataa Oil and its designees was without the kind, amount or form of consideration as authorized by the Board of Directors and could therefore be deemed to be an invalid issuance. In order to protect the interests of all shareholders, the Company has placed a "stop transfer" with the transfer company against all of the founders shares including 411,842 shares of its common stock owned by Bataa Oil and its designees and 63,910 shares owned by Richard and Anita Knight.

As a result of this dispute, Bataa, Richard and Anita Knight and certain others, filed a complaint in the District Court, County of Denver, in the State of Colorado against the Company, its wholly-owned subsidiary, Stone Canyon and Stone Canada, which was previously the Company's sole controlling shareholder. The original complaint asserted only one claim (Breach of Fiduciary Duty and mandatory injunction) against the Company to compel it to remove restrictive legends from the plaintiffs shares of the Company's common stock. The plaintiffs have amended their complaint twice, and as a result, have named additional defendants to this lawsuit, including certain members of the Company's Board of Directors, the Company's transfer agent (Holladay Stock Transfer Inc.), founding shareholders of Stone Canyon and other individuals. The plaintiffs second complaint also includes causes of action for conversion, civil conspiracy and unjust enrichment. The Company's Answer and Counterclaims denied all material allegations, asserted numerous affirmative defenses and asserted counterclaims against Plaintiffs Bataa Oil, David Calvin and/or Richard and Anita Knight for an accounting, fraud, intentional misrepresentation, breach of fiduciary duty, damages and punitive damages.

The Company disputes the allegations made by the plaintiffs, claims they are untrue and is vigorously defending this lawsuit.

On January 27, 2000, the Company and Texas T Resources, Inc., a Canadian corporation, filed an action in Boulder County District Court, Colorado, (Case No. 2000 CV 131) against Bataa Oil, its owner Mr. David Calvin and other individuals, asserting claims for defamation (Libel or Slander Per Se and Libel or Slander Per Quod), civil conspiracy, international interference with prospective business or economic advantage, injunction and punitive damages. With regards to the Company, these claims are based on events that occurred primarily in December 1999, in which the named Defendants, acting on their own behalf or on behalf of Bataa Oil, Inc., made several false and defamatory statements concerning the Company and/or individuals identified by them as "principals" of Synergy to market analysts, government agencies, elected officials and private entities such as the NASD. The Company believes the purpose of these statements were in general to interfere with and damage the business of the Company and in particular to convince at least one market analyst to reverse his "buy" recommendation to a "sell" recommendation on Synergy stock.

The Company sought, and received on February 8, 2000, a Temporary Restraining Order against Defendant David J. Calvin and Defendant Bataa Oil, Inc., as well as, by applicable rule, anyone acting on behalf of Bataa Oil, Inc. to stop any further publication of such false and defamatory statements. By stipulation between the parties and subsequent Order of the Court dated February 23, 2000, such Temporary Restraining Order became a Preliminary Injunction, which will remain in effect until the trial in this matter.

On September 13, 2000, the Company, Stone Canyon, Texas T Petroleum Ltd., Texas T. Resources Inc. and other individuals and entities entered into a Settlement Agreement with Bataa Oil and its employees and related entities that resolved and dismissed the pending lawsuits in each of the aforementioned cases. Pursuant to such Settlement Agreement, Bataa Oil, its employees and its related entities disclaimed all rights to and interest in 411,842 shares of the Company's common stock. The Company paid no damages, attorneys fees or other remuneration, either directly or indirectly in connection with such Settlement Agreement. As a result of such Settlement Agreement, the only pending litigation that involves the Company is in the Denver County District Court (case #99 CV 3842) against the remaining named plaintiffs, Richard and Anita Knight and Tedd and Mary Duncan.

B.  Licensing and Consulting Agreements - Effective September 30, 1998, Synergy Technologies entered into an agreement with Stone Canada, whereby Stone Canada committed to fund the design and construction of a 4 bbl per day demonstration facility in the Province of Alberta in exchange for the Canadian marketing and licensing rights to Synergy's proprietary Gas to Liquids technology.

C. Operating Lease - Effective September 1, 2000, the Company entereed into a five year non-cancelable lease which provided for monthly lease payments, including operating costs, of $17,309. Minimun future rental payments under this lease with remaining terms in excess of one year are as follows:

2001          207,708
2002          207,708
2003          207,708
2004           207,708

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

NOTE 9 - CONTINGENT AGREEMENTS WITH CERTAIN COMPANIES

The Company has entered into certain agreements which were contingent upon certain technology reaching commercial viability. The financial accounting effect of these agreements have not been recorded pending the outcome of the contingency, which subsequent to the quarter ended September 30, 2000, has been removed. A summary of the agreements with the various companies follows:

Carbon Resources Limited - Carbon Resources Limited ("Carbon") is a private Cyprus corporation, a wholly owned subsidiary of Synergy, and the 100% shareholder of Lanisco Holdings Limited (a private Cyprus corporation), which holds the rights to acquire the CPJ Process, a proprietary and patented technology for the upgrading of heavy crudes to conventional light oils.

On May 1, 1998 Carbon and Laxarco Holdings Ltd. ("Laxarco") (the previous sole shareholder of Carbon) entered into agreements granting Carbon the rights to acquire the patented SYNGEN technology contingent upon Carbon fulfilling certain terms and conditions outlined in a technology transfer agreement. On May 5, 1998, Carbon and Laxarco entered into a share exchange agreement with Synergy and Stone Canyon Resources Ltd., (its then major shareholder), granting Synergy the rights to acquire 75% of the issued shares of Carbon (and thereby a 75% interest in the SYNGEN technology). Under the exchange agreement, Synergy would exchange 10,000,000 shares of common stock for 75% of the shares of Carbon. The share exchange was contingent upon Synergy assuming the terms and conditions agreed to by Carbon in the original technology transfer agreement. 3,750 common shares of Carbon (75% of the issued shares) and 10,000,000 shares of Synergy were placed in escrow subject to the terms of the agreement.

On January 6, 1999, Carbon acquired all issued and outstanding shares of Lanisco Holdings Limited, making Lanisco a wholly owned subsidiary, which held the rights to a second patent pending technology, the CPJ process, subject to funding commitments.

On January 8, 1999, Synergy reached a verbal agreement with Texas T Petroleum Ltd., a Colorado oil and gas corporation, ("Texas T Petroleum"), whereby Texas T Petroleum received an option to negotiate the acquisition of up to 50% of the shares of Carbon in exchange for the payment of $100,000 cash and the expenditure of an additional $100,000 towards development of the CPJ technology. Synergy advanced $100,000 of such funds to Lanisco for the purchase of 1,000,000 units of Texas T Petroleum. Each unit is comprised of one (1) share of common stock and one stock warrant to acquire an additional share for a period of three years from the date of issue at $1.00 per share.

Effective June 25, 1999, Carbon, Laxarco Holding and Synergy agreed to amend the original share exchange agreement and Synergy was granted the right to acquire the remaining 25% of the shares of Carbon. Under the exchange agreement, Synergy would exchange 3,000,000 shares of common stock for the remaining 1,250 shares of Carbon. The 3,000,000 shares of the Company and 1,250 shares of Carbon were placed with the escrow agent.

To facilitate an agreement with respect to the CPJ process, Carbon, Laxarco Holding and Synergy agreed to amend the original share exchange agreements to transfer the SYNGEN technology from Carbon to a newly incorporated subsidiary of Synergy. Effective June 25, 1999, Synergy incorporated Syngen Limited and the SYNGEN technology was transferred from Carbon to Syngen. The shares of Syngen, the newly incorporated subsidiary, were placed in escrow subject to the terms of the original technology transfer agreement executed between Carbon and Laxarco, the shares of Carbon were released from escrow and Carbon became a wholly-owned subsidiary of Synergy. The CPJ technology is held in escrow subject to funding and development commitments by Synergy.

On June 26, 1999, Synergy executed a share exchange agreement with Texas T Petroleum whereby Texas T Petroleum will acquire 50% of the issued and organized shares of Carbon in exchange for the issuance of 2,000,000 units of Texas T Petroleum, each unit consisting of one share of common stock and one stock warrant entitling the holder to purchase one (1) additional share of Texas T Petroleum at $1.00 per share within two years of June 26, 1999, and the payment of $900,000 by Texas T for the development of the CPJ technology. The 2,000,000 units of Texas T Petroleum and 5,000 shares of Carbon are reserved for issue upon fulfillment by Texas T Petroleum of the terms of the agreement.

During the course of fiscal 1999, Carbon has continued to develop the CPJ technology held by its wholly owned subsidiary, Lanisco Holdings Limited, under the financial support of Texas T Petroleum Ltd. Carbon intends to carry-on with development of the CPJ Process in co-operation with Lanisco Holdings and Texas T Petroleum during fiscal 2000.

Syngen Technologies Limited - Syngen Technologies Limited ("Syngen") incorporated June 25, 1999 is a private Cyprus corporation and a 100% owned subsidiary of Synergy contingent upon the terms of two share exchange agreements dated May 5, 1998 and June 25, 1999, respectively.

Syngen holds the rights to a proprietary and patented technology called "SYNGEN" which converts natural gas to synthesis gas. (See Carbon Resources Limited above, paragraph 6.) The shares of Syngen remain in trust with an escrow agent until the fulfillment of the terms and conditions of the agreements. Subsequent to the quarter ended September 30, 2000, Synergy and Laxarco agreed to the release of the Syngen shares from escrow.

Lanisco Holdings Limited and Texas T Petroleum, Ltd. - Lanisco Holdings Limited ("Lanisco"), is a private Cyprus corporation and a 100% owned subsidiary of Carbon Resources Limited (a private Cyprus corporation) .

Lanisco holds the rights to acquire proprietary and patented technology called "CPJ" which converts so called heavy oils into lighter oils.

Lanisco entered into agreements January 6, 1999 whereby it was granted the rights to acquire the CPJ technology from the inventor, in return for expending $1,000,000 to commercialize the technology, and payment of a royalty of 65% of the net proceeds received from any license fees, royalties or any such other revenues earned until payment of a total of $1,000,000 to the Inventor, at which time the royalty would revert to 35% of any net proceeds received from any revenue generated by the technology. (Net proceeds to be defined as gross revenues less reasonable operating expenses including R&D expenses).

Two further agreements entered into in January 1999 and June 1999, between Synergy (the 100% shareholder of Carbon Resources Limited) and Texas T Petroleum granted Texas T Petroleum the right to acquire 50% of the shares of Carbon (and thereby acquire a 50% interest in the CPJ technology). Please refer to Carbon Resources Limited above, paragraphs 4 and 7 for a detailed explanation of these agreements.

At December 31, 1999, Lanisco, Carbon and Texas T Petroleum worked in co-operation to re-construct the 2 bbl/day pilot CPJ unit at laboratory facilities in Calgary, Alberta to permit testing of various heavy crude samples for potential licensees.

In addition, Lanisco, Carbon Resources and Texas T Petroleum have commissioned and received a detailed cost estimate for the construction of a 100 bbl/day pilot unit expected to commence construction in the Province of Alberta in fiscal year 2000.

Lanisco intends to generate annual revenues through the licensing of the CPJ technology to a variety of international corporations and host countries, and by the generation of royalty revenues from operational CPJ facilities.

During to the quarter ended September 30, 2000, the Company and Laxarco Holding Limited agreed to release from escrow the shares of the Company's common stock and shares of Syngen Technologies Limited. An escrow had been set up to hold 13,000,000 shares issued in the name of Laxarco Holding Limited and the shares of Syngen pursuant to various agreements involving the Company, Laxarco Holding and other entities and to assure each party that certain covenants and undertakings related to the development of the Technologies were completed. The Company and Laxarco Holding have determined that there is no further need for the respective shares of the Company and Syngen to be held in escrow due to the progress to date of such development. In addition, Laxarco has committed to the Company to continue to provide the technical personnel necessary to manage completion of the Technologies. Therefore, the Company's Board of Directors resolved to authorize and direct the release of 13,000,000 shares from escrow to Laxarco Holding Limited but only upon delivery to the Company of the outstanding shares of Syngen Technologies Limited and delivery of the written undertaking. The Company anticipates that it will formalize its agreement with Laxarco Holding by entering into amendments to the aforementioned agreements during the next thrty (30) days. Upon completion of these agreements Synergy, by way of 100% ownership in Syngen Technologies Limited will hold all the rights to a proprietary and patented technology called "SYNGEN".

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

NOTE 10 - OTHER EVENTS

  During the quarter ended September 30, 2000, the Company announced that it had completed a $2.25 million convertible note financing led by Belle Haven Investments of Greenwich, Connecticut. Refer to Note 7 - "COMMON STOCK" above.

  On September 25, 2000, the Company along with its subsidiaries, Carbon Resources Limited and Lanisco Holdings Limited and also Capital Reserve Corporation, entered into an Amended and Restated Technology Transfer Agreement with Dr. Pierre Jorgensen. Dr. Jorgensen is the inventor of the CPJ Technology. The terms of the original acquisition of this technology provided Dr. Jorgensen with 65% of the royalties earned on the technology until he recieved an aggregate of $1 million US at shich time the rate would be reduced to 35%. Also, title to the technology was to remain in trust and not be delivered to the Company intil Dr. Jorgensen had reached the $1 million payout. The terms of this amended and restated agreement period Dr. Jorgensen with only 5% of the net proceeds realized from the licensing and/or sublicensing of the technology, along with 500,000 shares of common stock of the Company and 500,000 shares of common stock of Capital Reserve Corporation. Moreover, the title to the technology was immediately released to Lanisco Holding Limited.

  The cost of acquisition resulting from the release of the shares from escrow will be determined on the basis of the average market price of the Company's shares for a reasonable period before and after the date that Synergy and Laxarco Holding Limited agreed to the release of the shares. The Company believes that the initial estimated useful life of the technology required will be 15 years. The technology itself has patents in effect for a 17-19 year period and the technology's uses are for direct application to oil and gas reserves, which producing reserves commonly have an estimated reserve life of 15 -20 years.

The notes to these unaudited consolidated financial statements should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 31, 1999.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

As of February 28, 2000,Synergy dismissed as the principal accountant previously engaged to audit Synergy's financial statements, Sarna & Co. was engaged to audit Synergy's fiscal year ended December 31, 1998 and the subsequent period ended March 31, 1999.

Sarna & Co.'s report on Synergy's financial statements for the fiscal year ended December 31, 1998, did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by Synergy's Board of Directors. During Synergy's two (2) most recent fiscal years (of which Sarna & Co. audited only the 1998 fiscal year) and during all subsequent interim periods preceding Sarna & Co.'s dismissal, there were no disagreements between Synergy and the former accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

There were no reportable events (as such term is defined by paragraph (a)(1)(v) of Item 304 of Regulation S-B promulgated by the SEC that occurred within Synergy's two most recent fiscal years nor any subsequent interim period preceding the dismissal of Sarna & Co.

Synergy provided Sarna & Co. with a copy of the disclosures made in its Current Report Form 8-K dated February 28, 2000, prior to t he filing of the same. Synergy has requested Sarna & Co. to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made in this Form 8-K and, if not, stating the respects in which it does not agree. Synergy has received the aforementioned letter from Sarna & Co.

As of February 28, 2000,Synergy engaged the accounting firm of Hansen, Barnett & Maxwell, a professional corporation, as its principal accounting firm to audit its financial statements. Synergy has not consulted with Hansen, Barnett & Maxwell regarding either the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on Synergy's financial statements; nor any disagreement or other reportable event (as such are defined in paragraphs (a)(1)(iv)-(v) under Item 304 of Regulation S-B) as no such disagreement or reportable event occurred as disclosed above.

As of December 7, 2000, Synergy dismissed as the principal accountant previously engaged to audit its financial statements, Hansen, Barnett & Maxwell. Hansen, Barnett & Maxwell was engaged to audit Synergy's financial statements for the fiscal years ended December 31, 1998 and 1999. Hansen, Barnett & Maxwell's report on Synergy's financial statements for the fiscal years ended December 31, 1998, and 1999 contained substantial doubt about Synergy's ability to continue as a going concern. Such report did not contain any other adverse opinion or a disclaimer of opinion nor was it in any other way qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by the Registrant's Board of Directors.

During Synergy's two (2) most recent fiscal years and during all subsequent interim periods preceding Hansen, Barnett & Maxwell's dismissal, there were no disagreements between Synergy and the accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Other than the comments with respect to substantial doubt about Synergy's ability to continue as a going concern as described above, there were no reportable events (as such term is defined by paragraph (a)(1)(v) of Item 304 of Regulation S-B promulgated by the SEC that occurred within Synergy's two most recent fiscal years nor any subsequent interim period preceding the dismissal of Hansen, Barnett & Maxwell.

Synergy provided Hansen, Barnett & Maxwell with a copy of the disclosures made in its Current Report Form 8-K dated December 7, 2000, prior to the filing of the same. Synergy requested Hansen, Barnett & Maxwell to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made in the Form 8-K, which it did and which was attached to the Form 8-K as an exhibit.

As of December 7, 2000, Synergy engaged the accounting firm of KPMG LLC as its principal accounting firm to audit its financial statements. Synergy did not consulted with KPMG regarding either the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on Synergy's financial statements; nor any disagreement or other reportable event (as such are defined in paragraphs (a)(1)(iv)-(v) under Item 304 of Regulation S-B) as no such disagreement or reportable event occurred as disclosed above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Model Business Corporation Act of the State of Colorado provides, in general, that a corporation shall have the power to indemnify any former or current officer or director of the corporation who has or is a party or is threatened to be made a party to any legal action other than an action by or in the right of the corporation. This indemnity can include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the legal action, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

The The Model Business Corporation Act of the State of Colorado provides, in general, that a corporation shall have the power to indemnify any former or current officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action by or in the right of the corporation to procure a judgment in its favor, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the legal action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

The The Model Business Corporation Act of the State of Colorado provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Synergy's Articles of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons to the extent permitted by law against any claim, liability or expense arising against or incurred by any director, officer, agent, fiduciary or employee either as a result of actions reasonably taken by him at the direction of the Corporation or in other circumstances and to maintain insurance providing such indemnification.

Synergy's Bylaws provide for similar indemnification authority plus gives the corporation the ability to reimburse or pay for in advance the expenses incurred by a director under certain circumstances. In the event that a director is wholly successful on the merits in the defense of a legal action, which he or she was a party to because he or she was a director, the corporation will pay his or her expenses.

Synergy may purchase insurance on behalf of any of its past or current directors, officers, employees, fiduciaries or agents against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary or agent whether or not the Corporation would have power to indemnify the person against the same liability under Synergy's Bylaws.

An officer is entitled to mandatory indemnification in the event he or she was wholly successful in the defense of any proceeding to which the person was a party because he or she was an officer and is entitled to apply for court-ordered indemnification in each case to the same extent as a director. Synergy may indemnify and advance expenses to an officer, employee, fiduciary or agent of the Corporation to the same extent as to a director. Synergy may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than is provided in the Bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Synergy has agreed to pay the following expenses associated with the preparation and filing of this registration statement. The selling security holders shall be responsible for any commissions or selling fees incurred in connection with the sale of the securities registered under this registration statement.

Registration Fees	$2,133.44
Transfer Agent's Fees, including Printing & Engraving Costs	$1,000.00
Accounting Fees	$3,500.00(est)

RECENT SALES OF UNREGISTERED SECURITIES

On April 15, 1998, Synergy commenced a private placement of its units pursuant to Regulation S, promulgated by the SEC under the 1933 Act ("Reg. S"). Each unit consisted of one (1) share of common stock and one (1) warrant exercisable any time prior to April 15, 2000. Synergy completed this offering on September 30, 1998 with proceeds of $175,000USD on the sale of 350,000 units at $0.50USD per unit. No commission fees or other selling expenses were paid.

In November 1998, Synergy commenced a private placement of its common stock under Rule 504 of Regulation D at $0.50USD per unit. Each unit consisted of one share of common stock and one warrant exercisable at any time two (2) years from the date of issue at $1.00USD per share for each warrant exercised. Synergy completed this offering of 1,500,000 units in April 1999 for a total value of $750,000USD. Synergy issued 957,000 units for cash of $478,500USD, 138,000 units as compensation for services valued at $69,000USD and 405,000 units as conversion of debt from investor deposits in the amount of $202,500USD. No commission fees or other selling expenses were paid. The following is a list of all the persons that purchased units in this offering:

Herbert Stahl Ed Chynoweth Richard Reiss Tom Ringoir Charles McQuiggan Don Tamagi Cris Kamberis Chung Yue CMJ Consulting Ltd. Caribbean Overseas Investment Caplan Family Trust	Roger Leslie Grant Ritchie Clint Stewart James Romano Klaus Korns Richard Albert Don Byers A. Santon Jim Caplan Dufferin Technologies Limited Bahamian Overseas Investment

Subsequent to year end, Synergy offered to certain subscribers under the aforementioned Rule 504 private placement the option of canceling the warrant portion of the subscribed for units and participating in an offering of new units made pursuant to Regulation S promulgated by the SEC under the Securities Act of 1933, with each unit consisting of a share of common stock and a warrant to purchase an additional share for $3.50USD, exercisable at any time two (2) years from the time of subscription. Synergy has agreed to keep the offering open until either fully subscribed or April 2001 which would be the expiration date of the warrants under the Rule 504 private placement. The prices of these new units is $1.00USD, which is the same price as the share purchase warrants that have been canceled. As of the date of this filing, no units under this offering have been sold. The offering remains open with 120,000 units still available for subscription until April 2001.

In December 1999, Synergy sold 53,000 units in an offering conducted pursuant to Regulation S. Each unit consisted of one share of common stock and a warrant to purchase another share of common stock for $1.00USD per share. Synergy received proceeds of $26,500USD from this offering. In January 2000,Synergy sold an additional 10,000 units from this offering receiving $5,000.00USD in proceeds. No commission fees or other selling expenses were paid. This offering was closed on January 31, 2000.

UNDERTAKINGS

Synergy undertakes that it shall

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, Synergy has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by Synergy of expenses incurred or paid by a director, officer or controlling person of Synergy in the successful defense of any aciton, suit or proceeding) is asserted by such director, officer or controlling person in connectin with the secuirites being registered, Synergy will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned at the City of Calgary, Province of Alberta on January 26, 2001.

SYNERGY TECHNOLOGIES CORPORATION
Dated: January 26, 2001	/s/ Thomas E. Cooley By: Thomas E. Cooley, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Dated: January 26, 2001	/s/ Jacqueline Danforth By: Jacqueline Danforth, Acting Chief Financial Officer and Director
Dated: January 26, 2001	/s/ W.Scott Lawler By: W.Scott Lawler, Attorney-in-Fact

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.

/s/ THOMAS E. COOLEY Chief Executive Officer and Board of Directors	January 26, 2001

/s/ CAMERON HAWORTH President and Board of Directors	January 26, 2001

/s/JACQUELINE DANFORTH Secretary-Treasurer and Board of Directors	January 26, 2001

/s/JAMES SHONE Board of Directors	January 26, 2001

/S/DUANE F. BAUMERT Board of Directors	January 26, 2001

/S/JAMES E. NIELSON Board of Directors	January 26, 2001

INDEX OF EXHIBITS FILED HEREWITH

REGULATION S-B NUMBER	EXHIBIT	REFERENCE
3(i)	Articles of Incorporation	Incorporated by reference to Exhibit 3(i) to Registrant's Statement on Form SB-2 filed on October 13, 2000
3(ii)	By-Laws	Incorporated by reference to Exhibit 3(ii) to Registrant's Statement on Form SB-2 filed on October 13, 2000
4	Specimen Stock Certificate	Incorporated by reference to Exhibit 4 to Registrant's Statement on Form SB-2 filed on October 13, 2000
10.1	Assignment of Technology Agreement by and between Laxarco Holding Limited and Carbon Resources Limited dated May 1, 1998	Incorporated by reference to Exhibit 6.1 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.2	Share Exchange Agreement by and among Laxarco Holding Limited, Carbon Resources Limited, the Registrant and Stone Canyon Resources Ltd. dated May 5, 1998	Incorporated by reference to Exhibit 6.2 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.3	Amended and Restated Escrow Agreement by and between the Registrant and Laxarco Holding Limited dated June 25, 1999	Incorporated by reference to Exhibit 6.3 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.4	Option Letter Agreement by and between Laxarco Holding Ltd., Texas T. Petroleum Inc. and the Registrant dated June 25, 1999	Incorporated by reference to Exhibit 10.4 to Registrant's Statement on Form SB-2 filed on October 13, 2000
10.5	Amendment No.1 to the Assignment of Technology Agreement by and between Laxarco Holding Limited and Carbon Resources Limited dated June 25, 1999	Incorporated by reference to Exhibit 6.1 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.6	Amendment No. 1 to the Share Exchange Agreement Holding Limited, Carbon Resources Limited, the Registrant and Stone Canyon Resources Ltd. dated June 25, 1999	Incorporated by reference to Exhibit 6.10 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.7	Share Exchange Agreement by and among Laxarco Holding Limited, Carbon Resources Limited and the Registrant dated June 25, 1999	Incorporated by reference to Exhibit 6.12 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.8	Share Exchange Agreement by and between Texas T Petroleum Inc. and the Registrant dated June 25, 1999	Incorporated by reference to Exhibit 6.12 to the Registrant's Registration Statement on Form 10-SB Filed July 15, 1999
10.9

Amended and Restated
Assignment of Technology
Transfer Agreement by and
between Pierre Jorgensen,
the Registrant, Lanisco
Holdings Limited, a subsidiary
of the Registrant, and
Capital Reserve
Corporation, dated
September 25, 2000

Incorporated by reference to Exhibit 10.9 to Registrant's Statement on Form SB-2 filed on October 13, 2000
16	Letter on change in certifying accountant	Incorporated by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K/A Filed on April 15, 2000
21	List of Subsidiaries of the Registrant	Incorporated by reference to Exhibit 21 to Registrant's Statement on Form SB-2 filed on October 13, 2000
23	Consent of Hansen, Barnett & Maxwell	Filed Herewith
27	Financial Data Schedule	Filed Herewith